Exhibit 10.1

EXECUTION COPY

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is entered into as of June 19, 2015, by and among Impac Mortgage Holdings, Inc., a Maryland corporation (“Holdings”); Impac Mortgage Corp., a California corporation (“IMC”); Impac Warehouse Lending, Inc., a California corporation (“IWLI”) and Integrated Real Estate Service Corp., a Maryland corporation (“IRES” and together with Holdings, IMC and IWLI, collectively and individually, “Borrowers” or “Borrower”), and Macquarie Alpine Inc., a Delaware corporation (“Lender”).

RECITALS

Borrowers have requested that Lender extend to them credit on the terms and conditions set forth herein.

Lender is prepared to extend such credit on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and undertakings herein contained, Borrowers and Lender hereby agree as follows:

SECTION 1.        DEFINITIONS.

1.1          Definitions.  For the purposes of this Agreement the following terms will have the following meanings:

“Accountants” is defined in Section 6.1(a)(iii).

“Acknowledgment Waiver Period” means the period commencing on the Closing Date and ending on the date that occurs 60 days after Borrowers’ receipt of notice from the Lender, in accordance with Section 11.5, unilaterally and in Lender’s sole discretion, of the termination of such period; provided, however, that Lender shall not give such notice during the initial 30 days after the Closing Date.

“Additional Advances” means periodic advances made by the Lender in excess of the Term Loan Commitment in accordance with Section 2.1(b), the proceeds of which shall be used solely to post required margin amounts in connection with Borrowers’ Warehouse Facilities, unless otherwise accepted in writing by Lender for use for other purposes.

“Agency” means each of Fannie Mae, Freddie Mac and/or Ginnie Mae.

“Agency Acknowledgements” means the prior written approval of Fannie Mae, Freddie Mac and/or Ginnie Mae, as the case may be, of the granting of a security interest in the MSRs to Lender pursuant to the Security Agreement which may include the execution of an acknowledgement agreement by and among Borrowers, Lender, and the applicable Agencies with respect to the granting of said security interest.

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the Equity Interests having ordinary voting power for the election of directors or managers of such other Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the preamble.

“AltQM Program” means together the following mortgage programs IMC currently has in place with Meadowlark Capital, LLC for the financing and purchase of non-qualified Mortgage Loans (plus any other similar programs which may be adopted between IMC and Meadowlark Capital, LLC): “Alt Agency”, “Alt Jumbo”, “Alt Income”, “Alt Asset Qualifier” and “Alt Investors”.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the higher of (a) the rate of interest published by the Wall Street Journal from time to time as the prime rate, or the equivalent for U.S. Dollar loans to borrowers located in the United States, for such day; and (b) the Federal Funds Rate for such day, plus 0.25%.

“Borrower” and “Borrowers” are defined in the preamble.

“Borrowing Base” means, on any Determination Date, the aggregate amount, without duplication, of (a) 50% of the Warehouse Equity Amount as of such Determination Date, (b) subject to the provisions of Section 4.1(d) hereof, 50% of the MSR Market Value as of such Determination Date, (c) 70% of the outstanding principal amount of whole Eligible Mortgage Loans (other than Mortgage Loans originated pursuant to the AltQM Program) as of such Determination Date; provided, however, that the portion of the Borrowing Base attributable to this clause (c) shall not be permitted to exceed $3,500,000 for any Determination Date, (d) the lesser of (x) 90% and (y) the Borrowers’ advance rate with the applicable correspondent of the outstanding principal amount as of such Determination Date of each Eligible Mortgage Loan originated by such correspondent pursuant to the AltQM Program and financed by Borrowers pursuant to Warehouse Facilities, whether such asset constitutes a loan receivable or a whole Mortgage Loan; provided, however, that the portion of the Borrowing Base attributable to this clause (d) shall not be permitted to exceed an amount equal to 15% of the Borrowing Base on any Determination Date; (e) 25% of the Residual Securities Market Value as of such Determination Date; and (f) 95% of the amount of any cash Collateral on such Determination Date, provided, however, that no item of collateral shall be included in the Borrowing Base unless a perfected, first priority security interest therein shall exist in favor of Lender, except that: (i) in the case of MSRs, (A) during the Acknowledgement Waiver Period, all MSRs shall be included in the Borrowing Base notwithstanding the absence of an effective grant of a security interest therein in favor of Lender, and (B) after the end of the Acknowledgement Waiver Period, MSRs shall be included in the Borrowing Base, but only for as long as a security interest therein in favor of Lender shall have been created, and shall exist, in accordance with the terms of the Security Agreement, and (ii) in the case of the Warehouse Equity Amount, such security interest shall be subject to any rights of the related Warehouse Lender under the related Warehouse Facility in the Warehouse Equity Amount (which, for the avoidance of doubt shall, not include any Warehouse Facility Payments).

“Borrowing Base Deficiency” is defined in Section 2.2(c).

“Borrowing Base Certificate” means a certificate substantially similar in form to that certificate attached hereto as Exhibit A, which shall: (i) be executed by the Chief Financial Officer of Holdings and (ii) shall set forth in reasonable detail the computations by which the Borrowing Base is determined on the applicable Determination Date.

“Business Day” means any day other than (i) a Saturday or Sunday, or (ii) a legal holiday in the State of New York or the State of California, or (iii) a day on which banks in the State of New York or the State of California are authorized or obligated by law or executive order to be closed.

“Capitalized Lease Obligation” means, with respect to any Person, the amount of Debt under a lease of property by such Person that would be shown as a liability on a balance sheet of such Person prepared for financial reporting purposes in accordance with GAAP.

“Change of Control” shall mean (a) an event or series of events whereby any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) other than any stockholder of record as of the date hereof shall either (x) acquire beneficial ownership of more than 25% of any outstanding class of common stock of Holdings having ordinary voting power in the election of directors of Holdings or more than 50% of any outstanding class of common stock of any other Loan Party having ordinary voting power in the election of directors of such Loan Party or (y) obtain the power (whether or not exercised) to elect a majority of such Loan Party’s directors or (b) the occurrence of event or series of events that would trigger a violation of the any change of control or change in control provision in any of the Warehouse Facilities.

“Closing Date” means the date of this Agreement.

“CMO” means any collateralized mortgage obligation classified as securitized mortgage trust liabilities.

“Code” means the Internal Revenue Code of 1986.

“Collateral” has the meaning set forth in the Security Agreement.

“Collateral Documents” means the Security Agreement, the Pledge Agreements, the Deposit Account Control Agreements and all other security documents (and any joinders thereto) executed by any Loan Party in favor of the Lender on or after the Closing Date, in connection with any of the foregoing collateral documents, in each case, as such collateral documents may be amended or otherwise modified from time to time.

“Consolidated” (or “consolidated”) or “Consolidating” (or “consolidating”) means when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated (or consolidating) basis in accordance with GAAP, applied on a consistent basis. Unless otherwise specified herein, “Consolidated” and “Consolidating” shall refer to Borrowers and their respective Subsidiaries, determined on a Consolidated or Consolidating basis.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Covenant Compliance Report” means a report in the form of Exhibit B to be furnished by Holdings to Lender pursuant to Section 6.1(a)(iv).

“Debt” means, of any Person as of any date of determination (without duplication): (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments; (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable of such Person arising in the

Ordinary Course of Business that are not past due by more than ninety (90) days; (d) all Capitalized Lease Obligations of such Person; (e) all debt or other obligations of others guaranteed by such Person; (f) all obligations secured by a Lien existing on property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the credit of such Person; (g) any other obligation for borrowed money or other financial accommodations which in accordance with GAAP would be shown as a liability on the balance sheet of such Person; (h) any repurchase obligation or liability of a Person with respect to accounts, chattel paper or notes receivable sold by such Person; (i) any liability under a sale and leaseback transaction that is not a Capitalized Lease Obligation; (j) any obligation under any so called “synthetic leases;” (k) any obligation arising with respect to any other transaction that is the functional equivalent of borrowing but which does not constitute a liability on the balance sheets of a Person; (l) all payment and reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments; and (m) all liabilities of such Person in respect of unfunded vested benefits under any Plan; but excluding any CMO that is treated as debt of Holdings under GAAP.

“Default” means an event or circumstance which, with the giving of notice or the passage of time (or both) would become an Event of Default.

“Default Rate” is defined in Section 2.3(a).

“Deposit Accounts” means all operating accounts of Borrowers, all of which are set forth on Exhibit C.

“Deposit Account Control Agreement” means a deposit control agreement by and among a Borrower, Lender and that financial institution in which a Deposit Account resides, a form of which is attached hereto as Exhibit D.

“Designated Account” shall mean that operating account of IMC residing at Wells Fargo Bank NA, account number 4121758262, ABA 121000248, or such other operating account of IMC as may be designated as the Designated Account by written consent of Borrowers and Lender.

“Determination Date” means each Friday or, if such day is not a Business Day, the immediately preceding Business Day.

“Distributions” is defined in Section 7.7.

“Eligible Mortgage Loan” means a Mortgage Loan (i) which is not a Financed Mortgage Loan, (ii) is owned by a Borrower free and clear of any Liens, (iii) which conforms to the Borrowers’ underwriting standards as they exist from time to time in all respects, (iv) on which no payments are delinquent and (v) the obligor of which is not subject to any insolvency proceeding.

“Equity Interest” means (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents of corporate stock (however designated) in or to such association or entity, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, and including, in all of the foregoing cases described in clauses (i), (ii), (iii) or (iv), any warrants, rights or other options to purchase or otherwise acquire any of the interests described in any of the foregoing cases.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as any Loan Party or which is under common control (within the meaning of Section 414(c) of the Code and Sections 414(m) and (o) of the Code for purposes of the provisions relating to Section 412 of the Code) with any Loan Party.

“ERISA Event” means (a) a Reportable Event with respect to a Plan, (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization, (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan, (e) the occurrence of an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, (f) the imposition of any liability to the PBGC under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate, (g) the failure of any Loan Party or an ERISA Affiliate to meet any funding obligations with respect to any Plan or Multiemployer Plan, or (h) a Plan becomes subject to the at-risk requirements in Section 303 of ERISA and Section 430 of the Code.

“Event of Default” is defined in Section 8.

“Excluded Taxes” means taxes based upon, or measured by, Lender’s overall net income, overall net receipts, or overall net profits (including franchise taxes imposed in lieu of such taxes), but only to the extent such taxes are imposed by a taxing authority (a) in a jurisdiction in which Lender is organized, (b) in a jurisdiction which Lender’s principal office is located, or (c) in a jurisdiction in which Lender’s lending office in respect of which payments under this Agreement are made is located.

“Fannie Mae” means the entity formerly known as the Federal National Mortgage Association or any successor thereto.

“FDIC” means the Federal Deposit Insurance Corporation or any successor thereto.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day.

“Financed Mortgage Loans” means any Mortgage Loan that is subject to a Warehouse Facility.

“Freddie Mac” means the entity known as the Federal Home Loan Mortgage Corporation or any successor thereto.

“Funded IMC Debt” means all Debt of IMC.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time, applied on a consistent basis both as to classification of items and amounts.

“Ginnie Mae” means the entity known as the Government National Mortgage Association or any successor thereto.

“Governmental Body” shall mean any foreign, federal, state, local or other governmental, statutory or administrative authority or regulatory body, self-regulatory organization or any court, tribunal or judicial or arbitral body.

“Hedging Transaction” means each interest rate swap transaction, basis swap transaction, forward rate transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction or similar transaction (including any option with respect to any of these transactions and any combination of any of the foregoing).

“Holdings” is defined in the preamble.

“IMC” is defined in the preamble.

“Indemnified Liabilities” is defined in Section 10.1.

“Indemnified Parties” is defined in Section 10.1.

“Interest Period” means a period of one (1) month, commencing on the first day of a calendar month and ending on the last day of such calendar month, except that (i) the initial Interest Period shall commence on the Closing Date and (ii) the last Interest Period shall end on the date on which all Obligations owing hereunder have been paid in full in cash.

“Investment” means any acquisition of equity, debt, convertible securities or assets or any similar interests of any Person.

“IRES” is defined in the preamble.

“IWLI” is defined in the preamble.

“Lender” is defined in the preamble.

“LIBOR” means, with respect to each Interest Period, the rate (expressed as a percentage per annum and adjusted as described in the last sentence of this definition of LIBOR) for deposits in United States Dollars for a term of one (1) month that appears on Thomson Reuters LIBOR Rates Page (or the successor thereto) as of 11:00 a.m., London, England time, on the related Reprice Date.  If such rate does not appear on such screen or service, or such screen or service shall cease to be available, LIBOR shall be determined by Lender to be the offered rate on such other screen or service that displays an average Intercontinental Exchange Benchmark Administration, Ltd. Interest Settlement Rate for deposits in United States Dollars (for delivery on the second London Business Day thereafter) for a term of one (1) month as of 11:00 a.m. on the relevant LIBOR Determination Date.  If the rates referenced in the two preceding sentences are not available, LIBOR for the relevant LIBOR Interest Period will be determined by such alternate method reasonably selected by Lender.  LIBOR shall be adjusted from time to time in Lender’s sole discretion for then-applicable reserve requirements, marginal emergency, supplemental, special and other reserve percentages, and other regulatory costs.

“Lien” means any lien, mortgage, security interest, tax lien, pledge, charge, hypothecation, assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise.

“Liquidity” means, on any date of determination, the amount of unrestricted cash and cash equivalents of Borrowers, which cash and cash equivalents cannot be subject to any Lien other than Liens in favor of Lender.

“Loan Documents” means, collectively, this Agreement, the Term Notes, each of the Collateral Documents and all financing statements and other documents, certificates or agreements that are executed and required to be delivered pursuant to any of the foregoing documents, as such documents may be amended, restated or otherwise modified from time to time.

“Loan Parties” means each Borrower and any other Person (excluding Lender or any of its Affiliates) who becomes a party to this Agreement or any other Loan Document pursuant to a joinder agreement or a guaranty or otherwise and their successors and assigns.

“London Business Day” means a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London.

“Material Adverse Effect” means any occurrence or occurrences, condition or conditions or effect or effects that individually or in the aggregate are or are likely to be materially adverse to: (a) the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Loan Parties, taken as a whole; (b) the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Maturity Date” is defined in Section 2.1(a)(ii).

“MERS” means Mortgage Electronic Registration Systems, Inc., or any successor thereto.

“Mortgage Loans” means conventional, residential, first-lien mortgage loans.

“MSR Market Value” means, on any Determination Date, the market value of all MSRs as of the last day of the most recently ended calendar month for which a monthly report has been provided to Borrowers by Phoenix Analytic Services, Inc. (or such other analytic service then utilized by Borrowers and acceptable to Lender) measured as the US dollar equivalent of a percentage of the price of the unpaid balance of all MSRs - such monthly reports shall be substantially similar in form to that report attached hereto as Exhibit E; provided, however, that if the monthly report most recently delivered is more than 40 days old, such value shall be deemed to be zero as of such Determination Date.

“MSRs” means all mortgage servicing rights (and all related rights to compensation and reimbursement in connection therewith) owned or otherwise held by IMC with respect to Mortgage Loans including, without limitation, those mortgage servicing rights contemplated by each of the servicing agreements with the Agencies listed on Schedule A hereto.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions are being made or have been made by, or for which there is an obligation to make by or there is any liability, contingent or otherwise, with respect to any Loan Party or any ERISA Affiliate and which is covered by Title IV of ERISA.

“Obligations” means, with respect to any Borrower, any and all obligations (monetary or otherwise) of such Borrower to Lender arising under or in connection with this Agreement or any of the other Loan Documents (including, without limitation, the Term Notes) to which such Borrower is a party.

“OFAC” means the Office of Foreign Assets Control.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, signed into law October 26, 2001).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

“Periodic Reports” means those reports that Holdings has filed or is required to file with the SEC pursuant to the Securities Exchange Act of 1934, as amended.

“Permitted Liens” means:  (i) Agency interests or rights in MSRs, (ii) Liens in favor of Warehouse Lenders in connection with Warehouse Facilities, (iii) Liens in existence as of the date hereof and set forth on Schedule 1.1(a) attached hereto, (iv) Liens in favor of equipment lessors securing equipment leases incurred in the ordinary course of business; provided, that such liens may not attach to any property other than the equipment so leased, (iv) Liens in favor of Lender created pursuant to the Loan Documents, (vi) Liens for current taxes not yet delinquent, and (vii) after the end of the Acknowledgment Waiver Period, Liens on MSRs to the extent that such MSRs are not the subject of an Agency Acknowledgment with Lender that is in full force and effect, it being understood that such MSRs shall not constitute part of the Borrowing Base.

“Person” means any natural person, corporation, partnership, joint venture, limited liability company, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan” means any employee benefit or other plan, other than a Multiemployer Plan, established or maintained by, or for which there is an obligation to make contributions by or there is any liability, contingent or otherwise with respect to any Loan Party or any ERISA Affiliate and which is covered by Title IV of ERISA or subject to Section 412 of the Code.

“Pledge Agreements” means (i) that certain Pledge Agreement, made by Holdings in favor of Lender, of even date herewith, which provides for the pledge of stock of IRES to be executed and delivered by Holdings to Lender on the Closing Date, (ii) that certain Pledge Agreement, made by IRES in favor of Lender, of even date herewith, which provides for the pledge of stock of IMC and IWLI to be executed and delivered by Holdings to Lender on the Closing Date, and (iii) each other Pledge Agreement delivered to Lender after the Closing Date in accordance with Section 6.1(l).

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code which could reasonably be expected to result in a Material Adverse Effect.

“Reportable Event” means any of the events set forth in Section 4043 of ERISA.

“Reprice Date” means the 1st day of each calendar month or, if such day is not a London Business Day, the next succeeding London Business Day.

“Requirement of Law” means as to any Person, the certificate of incorporation and bylaws, the partnership agreement or other organizational or governing documents of such Person and any law, treaty, rule or regulation or determination of an arbitration or a court or other Governmental Body, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Residual Securities” means residual interests in Borrowers’ securitization trusts reflected as trust assets and liabilities on Borrowers’ consolidated financial statements, including, without limitation, those identified on Schedule 1.1(b) attached hereto.

“Residual Securities Market Value”, on any Determination Date, means the market value of the Residual Securities reflected in the quarterly valuations most recently provided to Lender (including, without limitation, those valuations used to prepare borrowers’ consolidated financial statements included as part of Borrowers’ most recent Periodic Report on Form 10-Q or 10-K, as the case may be, with the SEC), less any cash received with respect to the Residual Securities received since the end of the calendar period covered by such Periodic Report - such quarterly valuations shall be substantially similar in form to that quarterly valuation attached hereto as Exhibit F; provided, however, that if such quarterly valuation is more than 125 days old, such value shall be zero as of such Determination Date.

“SEC” means the United States Securities and Exchange Commission and any Governmental Body or agency succeeding to the functions thereof.

“Security Agreement” means that certain Security Agreement by and among the Borrowers and IRES, on the one hand, and Lender, on the other hand, to be executed and delivered by the Borrowers and IRES to Lender on the Closing Date pursuant to Section 4.1(a) hereof.

“Standing Wire Instruction Letter” means an irrevocable instruction letter by and between Borrowers and each financial institution with which the Designated Account is maintained, a form of which is attached hereto as Exhibit G.

“Subsidiary” means any other corporation, association, joint stock company, business trust, limited liability company, partnership or any other business entity of which more than fifty percent (50%) of the outstanding voting stock, share capital, membership, partnership or other interests, as the case may be, is owned either directly or indirectly by any Person or one or more of its Subsidiaries, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by any Person and/or its Subsidiaries. Unless otherwise specified to the contrary herein or the context otherwise requires, Subsidiary shall refer to a Subsidiary of Holdings.

“Tangible Net Worth” means, for any Person as of any date, all amounts which, in conformity with GAAP, would be included as stockholders’ equity on a balance sheet of such Person; provided, however, there shall be excluded therefrom: (a) goodwill, including any amounts, however designated, that represent the excess of the purchase price paid for assets or stock over the value assigned thereto; (b) patents, trademarks, trade names, and copyrights; (c) deferred expenses; (d) loans and advances to any stockholder, director, officer, or employee of such Person; and (e) all other assets which are properly classified as intangible assets; provided that, for the purposes hereof, MSRs shall not be considered intangible assets.

“Taxes” means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing, but excluding Excluded Taxes.

“Term Loan” is defined in Section 2.1(a)(i).

“Term Loan Commitment” is defined in Section 2.1(a)(i).

“Term Loan Maximum Amount” means Fifty Million Dollars ($50,000,000).

“Term Note” means each note delivered by the Borrowers to Lender hereunder the form of which is attached hereto as Exhibit H.

“Total Debt” is defined in Section 6.1(f)(ii).

“UCC” means the Uniform Commercial Code as in effect in the applicable jurisdiction from time to time, provided that, unless specified otherwise or the context otherwise requires, such terms shall refer to the Uniform Commercial Code as in effect in the State of New York.

“Unfunded Pension Liability” means the excess, if any, of (a) the funding target as defined under Section 430(d) of the Code without regard to the special at-risk rules of Section 430(i) of the Code, over (b) the value of plan assets as defined under Section 430(g)(3)(A) of the Code determined as of the last day of each calendar year, without regard to the averaging which may be allowed under Section 310(g)(3)(B) of the Code and reduced for any prefunding balance or funding standard carryover balance as defined and provided for in Section 430(f) of the Code.

“Warehouse Equity Amount” means as of any Determination Date: with respect to any Warehouse Facility an amount equal to: (i) in the case of a Warehouse Facility styled as a loan agreement, the aggregate amount of unpaid principal of all Financed Mortgage Loans financed under such Warehouse Facility less the sum of (1) the outstanding borrowed balance under such Warehouse Facility plus (2) all interest and fees owed by Borrower to the Warehouse Lender under such Warehouse Facility; (ii) in the case of a Warehouse Facility styled as a repurchase agreement, the aggregate amount of unpaid principal of all Financed Mortgage Loans financed under such Warehouse Facility less the sum of the (1) the aggregate of the repurchase price with respect to such Financed Mortgage Loans plus (2) all other amounts owed by the seller to the buyer thereunder; and (iii) in the case of a Warehouse Facility styled as the sale of participation interests in Financed Mortgage Loans (which may, or may not, be evidenced by participation certificates) to a participant, the aggregate amount of unpaid principal of all Financed Mortgage Loans that are the subject of participation interests thereunder less the sum of (1) the portion of the unpaid principal balance of such Financed Mortgage Loans in which a participation interest has been sold to such participant plus (2) all other amounts owed by a Borrower (as the seller of such participation interests) to the participant thereunder.

“Warehouse Facility” means any line of credit, repurchase facility or other similar facility extended by a Warehouse Lender to one or more Borrowers from time to time to fund, and which are secured by or otherwise relate to, Mortgage Loans that are held for sale, whether styled as a loan agreement, a repurchase agreement or as a sale of participation interests in Mortgage Loans which, as of the date hereof, include the facilities evidenced by the agreements listed on Schedule B hereto.

“Warehouse Facility Payments” means all net funds paid by any Warehouse Lender to any Borrower or received by any Borrower from any Warehouse Lender (or otherwise) pursuant to any Warehouse Facility upon the sale or securitization of any related Financed Mortgage Loans after the payment of all amounts owed to such Warehouse Lender under the applicable Warehouse Facility for such Financed Mortgage Loans.

“Warehouse Lender” means any financial institution or other Person that has provided, and may provide, a Warehouse Facility to any Borrower (as a lender in the case of a Warehouse Facility styled as a loan agreement or as a participation agreement, or a buyer in the case of a Warehouse Facility styled as a repurchase agreement).

1.2          Accounting Matters.  Any accounting term used in this Agreement or any other Loan Document shall have, unless otherwise specifically provided therein, the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed, unless otherwise specifically provided therein, in accordance with GAAP consistently applied; provided, however, that all financial covenants and calculations in the Loan Documents shall be made in accordance with GAAP as in effect on the date of this Agreement unless Borrowers and Lender shall otherwise specifically agree in writing.  That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing.

1.3          ERISA Matters.  If, after the date hereof, there shall occur, with respect to ERISA, the adoption of any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by the PBGC or any other Governmental Body, then any Borrower or Lender may request a modification to this Agreement solely to preserve the original intent of this Agreement with respect to the provisions hereof applicable to ERISA, and the parties to this Agreement shall negotiate in good faith to complete such modification.

1.4          Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined.  The words “hereof”, “herein”, and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise specified, all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear.  Terms used herein that are defined in the UCC, unless otherwise defined herein, shall have the meanings specified in the UCC.  If and to the extent that the laws of the State of California govern the interpretation of this Agreement, all references herein to Article 9 of the California UCC shall be deemed to mean Division 9 of the California UCC.  Any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document).  Any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

SECTION 2.        LOAN.

2.1       Term Loan.

(a)           Term Loan.

(i)            On the Closing Date, Lender shall advance to Borrowers a term loan (the “Term Loan”) in the original principal amount of Thirty Million Dollars ($30,000,000) (the “Term Loan Commitment”), which shall be evidenced by a Term Note of even date herewith made by Borrowers in favor of Lender in the amount of such Term Loan Commitment.

(ii)           Principal of the Term Loan, together with all accrued but unpaid interest, shall be due and payable in full on December 19, 2016 (the “Maturity Date”) or upon the earlier maturity hereof, whether by acceleration, payment or otherwise; provided, however, that at Lender’s sole discretion, the Maturity Date may be extended for successive additional six (6) month periods upon written request from Borrowers delivered no fewer than 30 days prior to the expiration of the then applicable Maturity Date (any new Maturity Date hereunder shall also be referred to as the “Maturity Date”).  In no event shall the Maturity Date extend beyond December 18, 2017.

(iii)          Accrued interest shall be paid by Borrowers to Lender monthly, in arrears on the fifth Business Day after the end of each Interest Period.

(iv)          Borrowers may from time to time prepay all or a portion of the amounts outstanding under the Term Loan without penalty or premium; provided, however, that with respect to any prepayments made within nine (9) months of the Closing Date (other than those made as a result of a Borrowing Base Deficiency), Borrowers shall pay to Lender a prepayment premium in an amount equal to (x) fifty percent (50%) of the then applicable interest rate determined in accordance with Section 2.3 multiplied by (y) the amount of such prepayment except that in the event Lender invokes its rights under Section 2.3(b) such that interest is accruing on the amounts outstanding under the Term Loan at the rate per annum equal to the sum of the Base Rate plus eight and one-half percent (8.5%), Borrower shall be entitled to make prepayments of all or any amounts outstanding under the Term Loan without any prepayment premium.  Each partial prepayment of the Term Loan shall be applied first to the next interest installment that is due under the Term Loan (in the order due) and then the balance shall be applied to principal amounts outstanding under the Term Loan.

(b)           Additional Advances.

(i)            If requested by Borrowers, Lender may from time to time, in its sole discretion, make Additional Advances to the Borrowers in an aggregate amount not to exceed the Term Loan Maximum Amount, the proceeds of which shall be used solely to post required margin amounts due by Borrowers to Warehouse Lenders or to repurchase Financed Mortgage Loans, in each case pursuant to the Warehouse Facilities, or for such other purpose as agreed to in writing by Lender and Borrower.

(ii)           Any such Additional Advance shall be deemed to be an advance under the Term Loan and, if requested by Lender, evidenced by one or more additional Term Notes.  In connection with any such Additional Advances, Borrowers’ Chief Financial Officer shall (A) certify to Lender that there is a required margin amount owing under a Warehouse Facility and set forth such amount in its certification, and shall provide Lender with a copy of the documentation evidencing such Warehouse Facility or (B) if the Additional Advance is for another purpose referenced in Section 2.1(b)(i), provide similar certification and documentation to Lender .

(iii)          Any request for an Additional Advance shall constitute a certification by Borrowers, as of the date thereof, that:

(A)          all conditions to the making of the Term Loan set forth in this Agreement have been satisfied (including, without limitation, the delivery of the Borrowing Base Certificate as required in accordance with Section 2.2 hereof), and shall remain satisfied to the date of such Additional Advance (both before and immediately after giving effect to such Additional Advance);

(B)          there is no Default or Event of Default in existence (both before and immediately after giving effect to such Additional Advance); and

(C)          the representations and warranties of the Borrowers contained in this Agreement and the other Loan Documents are true and correct in all material respects (both before and immediately after giving effect to such Additional Advance) .

(v)           Lender shall fund any Additional Advance directly to the applicable Warehouse Lender for the account of the Borrowers.

(c)           Use of Proceeds of Term Loan.  In addition to the purposes described in Section 2.1(b)(i) above, the proceeds of the Term Loan shall be used solely: (1) to repay any and all amounts then outstanding under that Master Repurchase Agreement dated December 30, 2014 by and between Macquarie Alpine Inc. and Holdings (2) to repay any and all amounts then outstanding under that certain Credit Agreement dated March 26, 2014 by and between IMC and Wells Fargo Bank National Association, and (3) for general corporate, working capital and other lawful purposes.

2.2                               Borrowing Base Certificate; Borrowing Base Deficiency.

(a)         On the Closing Date, and thereafter commencing on June 26, 2015, and continuing on the last Business Day of each week, Borrowers shall furnish to Lender a Borrowing Base Certificate as of the Determination Date in the week immediately preceding the week that such Borrowing Base Certificate is furnished.

(b)         Upon Lender’s receipt of such Borrowing Base Certificate, Lender shall have two (2) Business Days to accept or reject the same.  Except as noted below, at Lender’s sole cost and expense, if Lender rejects the computations set forth in the Borrowing Base Certificate, Lender may engage an independent third party firm to re-compute the Borrowing Base.  If and only if the third party determines that Borrowers’ Borrowing Base calculation is incorrect by more than $2,000,000, Borrowers shall pay the costs and expenses of such third party’s computation.

(c)          If the aggregate outstanding principal amount of the Term Loan on any Determination Date exceeds the Borrowing Base as of such Determination Date, the amount of such excess shall be referred to as the “Borrowing Base Deficiency” and Borrowers shall pay Lender the amount of such Borrowing Base Deficiency in full within five (5) Business Days of their knowledge thereof or receipt of written notice from Lender.

(d)         Each mandatory prepayment under this Section 2.2 or any other mandatory or optional prepayment under this Agreement shall be in addition to any scheduled interest installments.

2.3          Interest and Fees.

(a)         Interest.  Subject to clause (b) below, interest shall accrue on the amounts outstanding under the Term Loan at the rate per annum equal to the sum of LIBOR plus eight and one-half percent (8.5%).  Any outstanding principal of the Term Loan and (to the fullest extent permitted by law) any other amount payable by any Borrower under this Agreement or any other Loan Document that is not paid in full when due (whether at stated maturity, by acceleration or otherwise) shall bear interest at a rate per annum equal to the sum of Borrowers’ applicable rate of interest for the amounts outstanding at such time plus two percent (2%) (the “Default Rate”) for the period from and including the due date thereof to but excluding the date the same is paid in full.  Additionally, at any time that an Event of Default exists (other than under Section 8(m) herein), all outstanding and unpaid principal amounts of all of the Obligations shall, to the extent permitted by law, bear interest at the Default Rate.  Interest payable at the Default Rate shall be payable from time to time on demand.

(b)         Illegality; Inability to Determine Rates.  If Lender determines that any law has made it unlawful, or that any Governmental Body has asserted that it is unlawful, for Lender to maintain the Term Loan with an interest rate determined by reference to LIBOR, or to determine or charge interest rates based upon LIBOR, or any Governmental Body has imposed material restrictions on the authority of Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, or if Dollar deposits are not being offered to banks in the London interbank eurodollar market, or if adequate and reasonable means do not exist for determining LIBOR for any Interest Period or if LIBOR for any Interest Period does not adequately and fairly reflect the cost to Lender of maintaining the Term Loan, then, during the thirty (30) day period after receipt by Borrowers of written notice thereof by Lender, interest shall accrue on the amounts outstanding under the Term Loan at the rate per annum equal to the sum of the rate set forth in subparagraph (b) of the definition of the term “Base Rate” plus eight and one-half percent (8.5%) and thereafter at the sum of the Base Rate plus eight and one-half percent (8.5%), in each case until Lender notifies Borrowers that the circumstances giving rise to such determination no longer exist.

(c)          360 Day Year.  Accrued interest on all outstanding principal under the Term Loan shall be due and payable on the last day of the applicable Interest Period.  Interest on the Term Loan shall be computed on the basis of a 360-day year and shall be assessed for the actual number of days elapsed from the first day of the applicable Interest Period, but excluding the last day of such period.

(d)         Origination Fee.  On the Closing Date, Borrowers shall pay to Lender an origination fee in an aggregate amount equal to one percent (1%) multiplied by Thirty Million Dollars ($30,000,000); it is understood and agreed that such origination fee shall be netted against the Term Loan amount such that the amount funded by Lender at the Closing Date shall be net of such origination fee.

2.4          Taxes.  To the extent permitted by applicable law, all payments hereunder or under the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any person shall be made by Borrower free and clear of and without deduction or withholding for, or account of, any Taxes now or hereinafter imposed by any taxing authority.

SECTION 3.        DEPOSIT ACCOUNT CONTROL AGREEMENTS.

3.1          Establishment of Deposit Account Control Agreements; Deposits in Deposit Accounts.  Borrowers shall irrevocably instruct all Warehouse Lenders to deposit all Warehouse Facility Payments directly into the Designated Account pursuant to Standing Wire Instruction Letters, each of which shall be in form and substance identical to or substantially similar to that set forth in Exhibit G.  Borrowers shall not revoke or alter any of the instructions provided pursuant to any of the Standing Wire Instruction Letters without the prior written consent of Lender.  Without limiting any of the foregoing, if the Designated Account is changed with the prior written consent of Borrowers and Lender, any changed Designated Account shall be established with a commercial bank, a savings bank or a savings and loan association which meets the guidelines set forth by Fannie Mae as an eligible depository institution for custodial accounts.  The Designated Account and each other Deposit Account shall be subject to a Deposit Account Control Agreement, each of which shall be in form and substance identical to or substantially similar to that set forth in Exhibit D.  As contemplated by the form of the Deposit Account Control Agreement, prior to the occurrence of an Event of Default, Borrowers shall have access and authorization to withdraw monies as it sees fit from the Designated Account and the other Deposit Accounts and upon the occurrence of an Event of Default, Lender shall have the authority to notify those financial institutions holding the Designated Account and the other Deposit Accounts to release monies from the Designated Account and the Deposit Accounts without the consent of Borrowers or any other Person in accordance with the terms of Deposit Account Control Agreement in an amount sufficient to satisfy a Borrower Base Deficiency or to repay the Term Note in whole or in part, all further to Section 9.1.

SECTION 4.        CONDITIONS PRECEDENT.

4.1.         Closing Conditions.  The funding of the Term Loan on the Closing Date is subject to Lender’s confirmation of fulfillment of each of the following conditions:

(a)           Delivery of Loan Documents.  Each Loan Party shall have executed and delivered to Lender (in each case to the extent not previously executed and delivered) this Agreement and each of the other Loan Documents to which it is a party, including, without limitation, the Security Agreement and the Pledge Agreements to be delivered on the Closing Date.

(b)           Representations and Warranties True.  The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date.

(c)           Absence of Material Adverse Effect.  Since December 31, 2014, no change or changes or event or events shall have occurred which, in the reasonable opinion of Lender, constitutes or is likely to have a Material Adverse Effect.

(d)           Consents and Approvals.  All necessary consents, approvals and authorizations of, and declarations, registrations and filings with, governmental bodies and nongovernmental Persons required in order to consummate the Term Loan shall have been obtained or made and shall be in full force and effect, provided however that the parties acknowledge that the Agency Acknowledgments with respect to MSRs shall not be required to be obtained until the end of the Acknowledgment Waiver Period, and that, as contemplated by the definition of the term “Borrowing Base”, no MSRs shall be included in the calculations of the MSR Market Value (and therefore in the determination of the Borrowing Base) after the end of the Acknowledgment Waiver Period unless the Agency Acknowledgements related to such MSRs have been obtained and delivered to Lender prior to the applicable Determination Date.

(e)           Waivers.  Each of Borrowers’ Warehouse Lenders and each of the Agencies shall have provided Borrowers with a written waiver of any violation of any Warehouse Facility agreement or any Agency eligibility criteria, as applicable, related to the calculation of Borrowers’ Tangible Net Worth after giving effect to Borrowers’ acquisition of the mortgage operations of CashCall, Inc.

(f)            Absence of Litigation, Orders.  There shall not be pending or, to the knowledge of any Loan Party, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting any of the Loan Parties or the respective assets or properties of any such Persons which Lender reasonably believes in good faith is likely to have a Material Adverse Effect.  No order of any court, arbitrator or governmental body shall be in effect which Lender reasonably believes in good faith constitutes or is likely to have a Material Adverse Effect.

(g)           Security Interests.  On or prior to the Closing Date, Lender shall have received from each Loan Party such UCC financing statements, notices, agreements, instruments and documents (including, without limitation, deposit account control agreements with respect to the Designated Account) as Lender may deem necessary or advisable in order to perfect the security interests created pursuant to the Security Agreement; provided however, that the parties acknowledge that the Agency Acknowledgments with respect to MSRs shall not be required to be obtained until the end of the Acknowledgment Waiver Period.

(h)           Stock Certificates.  Lender shall have received all stock certificates, together with stock powers endorsed in blank, pursuant to Section 3.3 of the Pledge Agreements.

(i)            Amendment to Warrant.  Each of IMC and Lender shall have executed and delivered that Second Amended and Restated Warrant of even date hereof in the form attached hereto as Exhibit I.

(j)            Amendment to Exclusivity Agreement.  Each of IMC and Meadowlark Capital LLC shall have executed and delivered that Amendment No. 1 to Exclusivity Agreement of even date hereof in the form attached hereto as Exhibit J.

(k)           Amendment to Services Agreement.  Each of IMC and Macquarie Credit Investment Management Inc. shall have executed and delivered that Amendment No. 1 to Services Agreement of even date hereof in the form attached hereto as Exhibit K.

(l)            Funded IMC Debt.  On the Closing Date, Funded IMC Debt shall not exceed $800 million.

(m)          Payment of Fees.  Borrowers shall have paid to Lender the fees due under Section 2.3(d), or such fees shall be paid concurrently with the funding of the Term Loan in accordance with Section 2.3(d).

(n)           Corporate Authority.  Lender shall have received from each Loan Party a certificate of its Secretary dated as of the Closing Date as to:

(i) true and correct copies of the (i) certificate of incorporation certified by the state of organization of such Person as of recent date and (ii) bylaws of such Person, in each case with all amendments thereto;

(ii) corporate resolutions (or the equivalent) of each Loan Party authorizing the transactions contemplated by this Agreement and the other Loan Documents, approval of this Agreement and the other Loan Documents, in each case to which such Person is party, and authorizing the execution and delivery of this Agreement and the other Loan Documents;

(iii) the incumbency and signature of the officers or other authorized persons of such Person executing any Loan Document, and

(iv) a certificate of good standing or continued existence (or the equivalent thereof) from each of Loan Party’s state of incorporation.

(o)           Closing Certificate.  Lender shall have received, a certificate of the Chief Financial Officer of Holdings dated the Closing Date stating that to the best of his knowledge after due inquiry,

(i) the conditions set forth in this Section 4.1 have been satisfied to the extent required to be satisfied by each Loan Party;

(ii) the representations and warranties made by the Loan Parties in this Agreement or any of the other Loan Documents, as applicable, are true and correct in all material respects; and

(iii) no Default or Event of Default shall have occurred and be continuing or would occur immediately after giving effect to the funding of the Term Loan;

(iv) since December 31, 2014, nothing shall have occurred which has had, or could reasonably be expected to have, a Material Adverse Effect.

(p)           Lien Searches.  Lender shall have received the results of UCC, tax lien and judgment lien searches showing all financing statements and other documents or instruments on file against each Loan Party in the appropriate filing offices together with (i) copies of such financing statements, and (ii) payoff letters evidencing repayment in full of all Debt to be repaid, the termination of all agreements relating thereto and the release of all Liens granted in connection therewith, with UCC or other appropriate termination statements and documents effective to evidence the foregoing (other than Permitted Liens).

(q)           Letter of Direction.  Lender shall have received a letter of direction containing funds flow information with respect to the proceeds of the Term Loan on the Closing Date.

(r)            Opinions of Counsel.  Lender shall have received favorable opinions of Manatt, Phelps & Phillips, LLP, legal counsel to the Loan Parties, covering the matters set forth on Exhibit L.

(s)            Costs and Expenses.  Evidence that the costs and expenses referred to in Section 10.2, to the extent incurred, shall have been paid in full by Borrowers or that such costs and expenses shall be paid concurrently with the funding of the Term Loan in accordance with Section 10.2.

(t)            Borrowing Base Certificate.  The chief financial officer of Holdings shall have delivered a pro forma Borrowing Base Certificate to Lender showing no Borrowing Base Deficiency after giving effect to the funding of the Term Loan on the Closing Date.

(u)           Agency Acknowledgments.  Evidence that Borrower has requested that each Agency execute an Agency Acknowledgement among Borrower, Lender and such Agency.

(u)           Other.  Satisfactory completion by Lender of its due diligence and legal documentation, together with the necessary approvals by Lender’s investment and/or credit committee.

SECTION 5.        REPRESENTATIONS AND WARRANTIES.  Each Borrower, jointly and severally, hereby makes the following representations and warranties to Lender:

5.1          Organization.

(a)           Each of Holdings and IRES is a corporation duly organized, validly existing and in good standing under, and is a registered organization within the meaning of Article 9 of the UCC pursuant to, the laws of the State of Maryland.

(b)           Each of IMC and IWLI is a corporation duly organized, validly existing and in good standing under, and is a registered organization within the meaning of Article 9 of the UCC pursuant to, the laws of the State of California.

(c)           Each other Loan party is duly organized, validly existing and in good standing and is a registered organization within the meaning of Article 9 of the UCC pursuant to, the laws of its jurisdiction of organization.

5.2          Qualification to do Business.  Each Loan Party is duly qualified to do business in each additional jurisdiction where the failure to so qualify would have a Material Adverse Effect, and has all requisite power and authority to own its assets and to carry on its business as now being conducted and as proposed to be conducted, and to execute, deliver and perform its obligations under this Agreement and the other Loan Documents to which it is a party.  No liquidation or dissolution of any Loan Party is pending or, to the Borrowers’ knowledge, threatened.

5.3          Due Authorization.  The execution, delivery and performance by each Loan Party of the Loan Documents to which such Loan Party is a party (i) have been duly authorized by all requisite corporate or other action; (ii) will not result (with or without notice and/or the passage of time) in any conflict with or breach or violation of or default under, any provision of law, the articles of incorporation, bylaws or other governing document of such Loan Party, any provision of any indenture, agreement or other instrument to which such Loan Party is a party, or by which it or any of its properties or assets are bound; and (iii) will not result in the creation or imposition of any Lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of such Loan Party, except as may be permitted by the Loan Documents.  Each Loan Document to which any Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligations of such Loan Party, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors’ rights generally, or the availability of equitable remedies.

5.4          Good Title; Leases; Assets; No Liens.  Each Loan Party, to the extent applicable, has good and valid title (or, in the case of real property, good and marketable title) to all assets owned by it, subject only to the Permitted Liens and each Loan Party has a valid leasehold or interest as a lessee or a licensee in all of its leased real property.  The Loan Parties own or collectively have a valid leasehold interest in all assets that were owned or leased (as lessee) by the Loan Parties immediately prior to the Closing Date to the extent that such assets are necessary for the continued operation of the Loan Parties’ businesses in substantially the manner as such businesses were operated immediately prior to the Closing Date. Each Loan Party owns or has a valid leasehold interest in all real property necessary for its continued operations and, to the best knowledge of Borrowers, no material condemnation, eminent domain or expropriation action has been commenced or threatened against any such owned or leased real property.  There are no Liens on, and no financing statements on file with respect to, any of the assets owned by the Loan Parties, except for the Permitted Liens.

5.5          Taxes.  Each Loan Party has filed on or before their respective due dates or within the applicable grace periods, all United States federal, state, local and other tax returns which are required to be filed or has obtained extensions for filing such tax returns and is not delinquent in filing such returns in accordance with such extensions and has paid all material taxes which have become due pursuant to those returns or pursuant to any assessments received by any such Loan Party, as the case may be, to the extent such taxes have become due, except to the extent such taxes are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate provision has been made on the books of such Loan Party as may be required by GAAP.

5.6          No Defaults.  None of the Loan Parties is in default under any agreement, contract, instrument or indenture to which any of the Loan Parties is a party or by which it (or any of its assets) is bound, which default could reasonably be expected to have a Material Adverse Effect nor, to the knowledge of Borrowers, has any event occurred which, with the giving of notice, the lapse of time, or both, would constitute a default under any such agreement, contract, instrument or indenture, which default could reasonably be expected to have a Material Adverse Effect.

5.7          Compliance with Laws.  Except as disclosed on Schedule 5.7, each Loan Party has complied in all material respects with all applicable federal, state and local laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) and is in compliance in all material respects with all Requirements of Law.

5.8          Non-Contravention.  The execution, delivery and performance of this Agreement and the other Loan Documents (including each Additional Advance) to which each Loan Party is a party are not in contravention of the material terms of any indenture, agreement or undertaking to which such Loan Party is a party or by which it or its properties are bound.

5.9          Litigation.  Except as disclosed on Schedule 5.9, To the knowledge of Borrowers, there is no suit, action, proceeding, including, without limitation, any bankruptcy proceeding or governmental investigation pending against or threatened against any Loan Party (other than any suit, action or proceeding in which a Loan Party is the plaintiff and in which no counterclaim or cross-claim against such Borrower has been filed), or any judgment, decree, injunction, rule, or order of any court, government, department, commission, agency, instrumentality or arbitrator outstanding against any Loan Party, nor is any Loan Party in violation of any applicable law, regulation, ordinance, order, injunction, decree or requirement of any governmental body or court which could in any of the foregoing events reasonably be expected to have a Material Adverse Effect.

5.10        Consents, Approvals and Filings, Etc.  Except as set forth on Schedule 5.10, no material authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority or any securities exchange or any other Person (whether or not governmental) is required in connection with (a) the execution, delivery and performance: (i) by any Loan Party of this Agreement and any of the other Loan Documents to which such Loan Party is a party or (ii) by the Loan Parties of the grant of security interests granted, conveyed or otherwise established (or to be granted, conveyed or otherwise established) by or under the Security Agreement, and (b) otherwise necessary to the operation of its business, except in each case for (x) such matters which have been previously obtained, and (y) such filings to be made concurrently herewith or promptly following the Closing Date as are required by the Security Agreement to perfect the security interests granted therein in favor of the Lender. All such authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations which have previously been obtained or made, as the case may be, are in full force and effect and, to the best knowledge of Borrowers, are not the subject of any attack or threatened attack by appeal or direct proceeding or otherwise.

5.11        Subsidiaries.  Except as disclosed in the Periodic Reports and as updated on Schedule 5.11, no Loan Party has any Subsidiaries.

5.12        Solvency.  After giving effect to the consummation of the transactions contemplated by this Agreement and other Loan Documents, each Loan Party will be solvent, able to pay its indebtedness as it matures and will have capital sufficient to carry on its businesses and all business in which it is about to engage. The Loan Documents are being executed and delivered by the Loan Parties to the Lender in good faith and in exchange for fair, equivalent consideration. The Loan Parties do not intend to nor does management of the Loan Parties believe the Loan Parties will incur debts beyond their ability to pay as they mature. The Loan Parties do not contemplate filing a petition in bankruptcy or for an arrangement or reorganization under the Bankruptcy Code or any similar law of any jurisdiction now or hereafter in effect relating to any Loan Party, nor does any Borrower have any knowledge of any threatened bankruptcy or insolvency proceedings against a Loan Party.

5.13        Employee Matters. There are no strikes, slowdowns, work stoppages, unfair labor practice complaints, grievances, arbitration proceedings or controversies pending or, to the best knowledge of the Borrowers, threatened against any Loan Party by any employees of any Loan Party, other than non-material employee grievances or controversies arising in the ordinary course of business.

5.14        Indebtedness.  Schedule 5.14 contains a true and complete list of all Debt of each of Loan Parties as of the Closing Date after giving effect to this Agreement.

5.15        Investment Company.  None of Loan Parties (i) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute, rule or regulation limiting its ability to incur debt, pledge its assets or perform its obligations under the Loan Documents.

5.16        Permits and Licenses.  Each Loan Party is in possession of all permits, licenses or other authorizations of governmental bodies required for the conduct of its business and the ownership of its respective properties (including all licenses and certificates of occupancy which are material to the ownership or operation of any real property) and their respective businesses are being conducted in accordance with the requirements of such permits, licenses or other authorizations of governmental bodies subject to such exceptions as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.  Each Loan Party is duly registered as a mortgage lender and servicer in each state in which it originates Mortgage Loans to the extent such registration is required by any applicable law, rule, or regulation or any order, writ, injunction, or decree of any Governmental Body or arbitrator, except where the failure to register could not reasonably be expected to result in a Material Adverse Effect.

5.17        Covenant Performance.  No Borrower believes, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement.

5.18        Warranties and Covenants.  The warranties and covenants set forth herein are no less restrictive than the warranties and covenants set forth in those Warehouse Facilities of Borrowers in existence as of the Closing Date.

5.19        Disclosure.  Neither this Agreement, nor any statement, report or other agreement, document or instrument furnished or to be furnished to Lender in connection with this Agreement or any of the transactions contemplated hereby contains any untrue statement of fact or omits to state a fact necessary to make the statements herein or therein not misleading when considered in the context in which it was provided.

5.20        Financial Statements; Etc.  The Periodic Reports contain audited financial statements as at and for the fiscal year ended December 31, 2014 and unaudited financial statements of Borrowers for the three-month period ended March 31, 2015. Such financial statements are true and correct, have been prepared in accordance with GAAP, and fairly and accurately present the financial condition of each Borrower as of the respective dates indicated therein and the results of operations for the respective periods indicated therein.

5.21        Use of Proceeds; Margin Securities.  No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying “margin stock” (within the meaning of Regulations T, U, or X of the Board of Governors of the Federal Reserve System). The proceeds of the Term Loan will be used by Borrowers solely for the purposes specified in Section 2.1(c). None of such proceeds will be used to purchase or carry any “margin stock”, or to reduce or retire any indebtedness originally incurred to purchase or carry “margin stock” or for any other purpose that might constitute this transaction a “purpose credit” within the meaning of such Regulation U. Neither any Borrower nor any Person acting on behalf of any Borrower has taken or will take any action that might cause the Term Notes or any of the other Loan Documents, including this Agreement, to violate Regulation U or any other regulations of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. The Borrowers and their Affiliates own no “margin stock” except for that described in the financial statements referred to in Section 5.20 and, as of the date hereof, the aggregate value of all “margin stock” owned by the Borrowers and their Affiliates does not exceed twenty-five percent (25%) of all of the value of all of the Borrowers’ and their Affiliates’ assets.

5.22        ERISA.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification.  No application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.  There are no pending or, to the knowledge of any Borrower, threatened claims, actions or lawsuits, or action by any Governmental Body, with respect to any Plan.  There has been no Prohibited Transaction or violation of the fiduciary responsibility rules with respect to any Plan.  No ERISA Event has occurred or is reasonably expected to occur.  No Plan has any Unfunded Pension Liability.  No Borrower or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA).  No Borrower or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan.  No Borrower or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

5.23        Membership and Standing.  IMC is an approved member in good standing of the MERS System.  IMC is (a) an approved servicer, seller/servicer or issuer, as applicable, of Mortgage Loans for each Agency, (b) properly licensed and qualified to do business and in good standing in each jurisdiction in which such licensing and qualification is necessary to act as the servicer with respect to any Mortgage Loans and (c) to the knowledge of Borrowers, no event has occurred which would make IMC unable to comply with such eligibility requirements.  IMC has not received any written notice from any Agency that it intends to terminate or restrict IMC’s status as an approved servicer in its programs for which IMC is registered, approved or authorized.

5.24        Foreign Assets Control Regulations and Anti-Money Laundering.  Each Loan Party is in compliance in all material respects with all United States economic sanctions laws, executive orders and implementing regulations as promulgated by OFAC, and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it.  No Loan Party or Affiliate of any of them (a) is a Person designated by the United States government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a United States Person cannot deal with or otherwise engage in business transactions, (b) is a Person who is otherwise the target of United States economic sanction laws such that a United States Person cannot deal or otherwise engage in business transactions with such Person, or (c) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of United States economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under United States law.

5.25        Patriot Act.  Each Loan Party and each of their Affiliates are in compliance in all material respects with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended), and all other enabling legislation or executive order relating thereto, (b) the Patriot Act, and (c) all other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations.  No part of the proceeds of the Term Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

5.26        Borrowers’ Address. The chief executive office and principal place of business for each Borrower is set forth in Section 11.5.

SECTION 6.        AFFIRMATIVE COVENANTS.

6.1          Borrower Covenants.  Until such time as the Obligations have been satisfied in full, Borrowers covenant and agree that:

(a)                                 Financial Statements, Reports and Other Information.

(i)            Borrowers shall furnish Borrowing Base Certificates to Lender in accordance with Section 2.2(a).

(ii)           Borrower shall furnish to Lender copies of (x) the monthly reports used to determine MSR Market Value and (y) the quarterly reports used to determine Residual Securities Market Value, promptly after receipt thereof.

(iii)          Borrowers shall furnish to Lender:

(A)          within 45 days after the last day of each of the first three fiscal quarters of each fiscal year, internally prepared consolidated and consolidating balance sheets of the Loan Parties as of the end of such quarter, and of the related statements of operations, earnings and cash flows for such quarter and for the portion of the fiscal year then ended, certified as true and correct by Holdings’ chief financial officer,

(B)          within 120 days after the end of each fiscal year, copies of the audited consolidated balance sheets of the Loan Parties as of the end of such fiscal year and the related consolidated statements of operations, earnings and cash flows for such fiscal year, together with the notes and consolidating exhibit thereto, all in reasonable detail and stating in comparative form the respective audited figures as of the end of and for the previous fiscal year, accompanied by a report thereon of Holdings’ independent public accountants (the “Accountants”), which report shall be unqualified as to going concern and scope of audit and shall state that such financial statements present fairly the consolidated financial position of the Loan Parties as at the end of such fiscal year and the consolidated results of their operations and cash flows for such fiscal year in conformity with GAAP applied on a basis consistent with prior years and that the examination by the Accountants in connection with such audited financial statements has been made in accordance with generally accepted auditing standards, and

(C)          promptly upon request by Lender, copies of the Loan Parties’ annual federal and state tax returns.

(iv)          Concurrently with the delivery of the financial statements described in Section 6.1(a)(iii) for each fiscal year end and fiscal quarter end, respectively, Holdings shall furnish to Lender a Covenant Compliance Report on behalf of Borrowers duly executed by its chief financial officer.

(v)           Borrowers shall, and shall cause each other Loan Party to, provide Lender with certain information, delivered from time to time or on a regular schedule, as mutually agreed by the parties hereto, and which does not constitute material undisclosed information of the type required to be disclosed under Regulation FD and which is not otherwise publicly available in Holdings’ public filings, if any; any requests shall be made in writing and shall copy the Company’s General Counsel.

(vi)          At any reasonable time and from time to time, each Borrower shall, and shall cause each other Loan Party to, permit representatives of Lender to (a) examine, inspect, review, evaluate and make physical verifications and appraisals of the Collateral in any manner and through any medium that Lender considers advisable, (b) examine, copy, and make extracts from its books and records with respect to said Collateral, (c) visit and inspect its properties, and (d) discuss its business, operations, and financial condition with its executive officers.  Except during the existence of an Event of Default, any such inspection shall be during business hours on reasonable notice.  Lender’s cost of performing any such inspection during the existence of an Event of Default (other than an Event of Default under Section 8(m)) shall be for the account of Borrower.

(vii)         Borrowers shall, and shall cause each other Loan Party to, as soon as possible and in any event within five (5) days after any Loan Party or any ERISA Affiliate knows or has that any ERISA Event or Prohibited Transaction has occurred with respect to any Plan, a certificate of the chief financial officer of Holdings setting forth the details as to such ERISA Event or Prohibited Transaction and the action that the Loan Parties propose to take with respect thereto.

(viii)        Borrowers shall, and shall cause each other Loan Party to, promptly furnish to Lender from time to time such other information concerning any Loan Party relating to the matters described herein as Lender may from time to time reasonably request.

(ix)          Financial statements, opinions of independent certified public accountants and other information required to be delivered by the Loan Parties hereunder shall be deemed to have been delivered if the Company shall have timely filed such information with the SEC on EDGAR or shall have made such information available on its home page on the internet, which is located at http://ir.impaccompanies.com/doc/aspx?iid.=103609 as of the date of this Agreement.

(b)           Conduct of Business and Maintenance of Existence; Compliance with Laws. Borrowers shall, and shall cause each other Loan Party to:

(i)            continue to engage in their respective business and operations substantially as conducted immediately prior to the Closing Date;

(ii)           keep, and to cause each Subsidiary to keep, in full force and effect its own corporate, company or partnership (as applicable) existence in good standing; to continue to conduct and operate its business substantially as presently conducted and operated and to maintain and protect all material property used or useful in the conduct of its business and keep the same in good repair and condition;

(iii)          preserve, renew and keep in full force and effect its existence and maintain its qualifications to do business in each jurisdiction where such qualifications are necessary for its operations;

(iv)          take all action it deems necessary in its reasonable business judgment to maintain all rights, privileges and licenses necessary for the normal conduct of its business except where the failure to so maintain such rights, privileges or licenses could not, either singly or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(v)           comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, either singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)           Payment of Obligations.  Borrowers shall, and shall cause each other Loan Party to Pay, discharge or otherwise satisfy, at or before maturity or before they become delinquent, as the case may be, all of its material obligations of whatever nature, including without limitation all assessments, governmental charges, claims for labor, supplies, rent or other obligations, except where the amount or validity thereof is currently being appropriately contested in good faith and reserves in conformity with GAAP with respect thereto have been provided on the books of the Loan Parties.

(d)           Maintenance of Property; Insurance.  Borrowers shall, and shall cause each other Loan Party to, keep all material property it deems, in its reasonable business judgment, useful and necessary in its business in working order (ordinary wear and tear excepted); (b) maintain insurance coverage with financially sound and reputable insurance companies on physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature (including without limitation casualty and public liability and property damage insurance), and in the event of acquisition of additional property, real or personal, or of the incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice or any applicable Requirements of Law would dictate; (c) in the case of all insurance policies covering any Collateral, such insurance policies shall provide that the loss payable thereunder shall be payable to the applicable Loan Party; provided that after the occurrence and during the continuation of any Event of Default, the Borrowers shall cause any such proceeds to be paid directly to Lender.

(e)           Notices.  Borrowers shall, and shall cause each other Loan Party to, promptly give written notice to the Lender of:

(i)            the occurrence of any Default or Event of Default of which any Loan Party has knowledge, which notice shall set forth the details of such event and the action that the Loan Parties have taken and propose to take with respect thereto;

(ii)           any (a) litigation or proceeding existing at any time between any Loan Party and any Governmental Body or other third party, or any investigation of any Loan Party conducted by any Governmental Body, which could reasonably be expected to have a Material Adverse Effect or (b) any material adverse change in the financial condition of any Loan Party;

(iii)          the occurrence of any event which any Loan Party believes could reasonably be expected to have a Material Adverse Effect, promptly after concluding that such event could reasonably be expected to have such a Material Adverse Effect;

(iv)          promptly after becoming aware thereof, the taking by the Internal Revenue Service or any foreign taxing jurisdiction of a written tax position (or any such tax position taken by any Borrower in a filing with the Internal Revenue Service) which could reasonably be expected to have a Material Adverse Effect, setting forth the details of such position and the financial impact thereof;

(v)           any default or event of default by any Loan Party under any Warehouse Facility or any other Debt, concurrently with delivery or promptly after receipt (as the case may be) of any notice of default or event of default under the applicable document, as the case may be; and

(vi)          any attachment, sequestration, or similar proceeding or proceedings against any Loan Party involving an aggregate amount in excess of $1,000,000 against any of its assets or properties.

(f)            Financial Covenants:  IMC shall maintain:

(i)            a positive Tangible Net Worth measured at the end of each fiscal quarter and each fiscal year;

(ii)           as of the last day of each fiscal quarter, a maximum ratio of Total Debt to Equity for the then ending four (4) fiscal quarter period of not more than 12.0:1.0, for which purposes “Total Debt” shall mean IMC’s outstanding Debt as of the date measured, and “Equity” shall mean the positive difference, if any, between the IMC’s total assets and IMC’s total liabilities as of such date, each determined in accordance with GAAP; and

(iii)          at all times minimum Liquidity of at least Ten Million Dollars ($10,000,000).

(g)           Hedging. Borrowers shall maintain Hedging Transactions with respect to the Financed Mortgage Loans on and after the Closing Date in accordance with the requirements, if any, under the Warehouse Facilities.

(h)           Principal Place of Business. Borrowers shall, and shall cause each other Loan Party to, maintain its principal place of business or chief executive office at the address set forth in Section 11.5 unless such Person shall have given Lender 30 days’ prior written notice of any change thereof.

(i)            Insurance. Borrowers shall, and shall cause each other Loan Party to, maintain insurance with responsible and reputable insurance companies or associations of such amounts and types as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas as the Loan Parties.  Borrowers shall, and shall cause each other Loan Party to maintain all risk property damage insurance policies covering the tangible property comprising the Collateral and, after the occurrence and during the continuation of an Event of Default, to cause any proceeds of such policies to be paid directly to Lender in reduction of the Term Loan.

(j)            Modification to Warehouse Facilities. Borrowers shall provide written notice to Lender if any Warehouse Facility of the Borrowers is entered into or modified after the Closing Date which incorporates financial covenants more restrictive than those set forth in this Agreement, and shall agree to any and all written amendments and modifications to this Agreement to contain similar restrictions upon Lender’s request (it being understood and agreed that such more restrictive covenants shall automatically, and without any further action, apply to this Agreement whether or not such amendments are executed).

(k)           ERISA.  Borrowers shall, and shall cause each other Loan Party to comply with material requirements, of ERISA, if applicable.

(l)            Further Assurances.  Borrowers shall, and shall cause each other Loan Party to, take such actions and to execute and deliver any other documents, instruments and agreements as are necessary or as may be reasonably requested by Lender, consistent with this Agreement and the other Loan Documents, in order to (i) preserve and protect Lender’s perfected, first priority security interest in the Collateral, and (ii) ensure that any Subsidiary acquired or created after the Closing Date shall become a Borrower hereunder or guarantee the Obligations of the Borrower hereunder pursuant to a guaranty in form and substance satisfactory to Lender.

6.2          Borrower and Lender Covenants.  Borrowers and Lender covenant and agree, jointly and severally, as follows:

(a)           Borrowers, on the one hand, and Lender, on the other hand (each a “Recipient”), shall keep confidential and not disclose to any Person any non-public information relating to the others operations that are provided to Recipient (collectively, “Confidential Information”); provided, however, that

(i)            Recipient may disclose any Confidential Information to its and its Affiliates’ directors, officers, employees, attorneys and accountants (collectively, “Representatives”) who need to know such information in order for Recipient to carry out its obligations hereunder (and who shall only use and disclose such information as necessary to the carrying out of such obligations), and Recipient shall be responsible for any disclosure of the Confidential Information by any of its Representatives;

(ii)           Recipient may disclose such Confidential Information as may be required by law or legal process, provided that if Recipient shall receive a request to disclose any of the Confidential Information under a subpoena or order, it shall (x) promptly notify the disclosing party thereof, (y) consult with the disclosing party on the advisability of taking steps to resist or narrow such request, and (z) if disclosure is required or deemed advisable, cooperate with the disclosing party in any attempt it may make to obtain an order or other assurance that confidential treatment will be accorded such of the information that is disclosed;

(iii)          Recipient may disclose such Confidential Information as may be required to be disclosed in any press release or publication that Recipient shall be obligated to issue pursuant to any listing agreement with any securities exchange or any securities exchange regulation, in which case Recipient shall provide a copy thereof to disclosing party prior to such issuance, make all reasonable efforts to consult in good faith with disclosing party before issuing any such press release or publication and shall not issue any such publication or press release prior to such consultation; and

(iv)          Recipient may disclose that information which it is required to disclose under SEC rules and regulations or other state or federal regulatory requirements.

(b)           Each party’s obligations under this Section 6.2 shall survive the termination of this Agreement pursuant to and shall be enforceable for a period of one year following such termination.

SECTION 7.        NEGATIVE COVENANTS.  Until such time as the Obligations have been satisfied in full, Borrowers covenant and agree, jointly and severally, that none of them shall, nor shall they permit any other Loan Party to:

7.1          Use of Funds.  Use any of the proceeds of the Term Loan or any Additional Advance in contravention of the representations in Section 5.21 or other than for the purposes stated in Section 2.1(c).

7.2          Pledge of Assets.  Mortgage, pledge, grant or permit to exist a security interest in, or Lien upon, all or any portion of such Loan Party’s assets now owned or hereafter acquired, except for Permitted Liens.

7.3          Other Indebtedness.  Incur or suffer to exist any Debt or contingent liability other than (i) Debt described on Schedule 5.14, (ii) Warehouse Facilities, (iii) Debt secured by Liens permitted by clause (vii) of the definition of “Permitted Liens” and (iv) Debt that is expressly subordinate to the Obligations pursuant to an agreement in form and substance satisfactory to Lender.

7.4          Merger, Consolidation, Transfer of Assets.

(a)           Merge into or consolidate with any other entity;

(b)           make any substantial change in the nature of any Loan Party’s business as conducted as of the date hereof;

(c)           acquire all or substantially all of the assets of any other entity (other than in a transaction permitted by Section 7.13); nor

(d)           sell, lease, transfer, mortgage, pledge or otherwise dispose of properties or assets except to the extent provided for herein and except for the sale of Financed Mortgage Loans, MSRs or such other properties or assets in the ordinary course of business.

7.5          Guaranties.  Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of any Loan Party as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Lender.

7.6          Levy.  Permit any levy, attachment or restraint to be made affecting any of its material assets, unless the same is being contested in good faith by appropriate proceedings, execution is stayed during such proceedings and the subject Loan Party has taken appropriate reserves therefore in accordance with GAAP.

7.7          Restricted Payments.  Declare or make any distributions, dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities (collectively, “Distributions”) on account of any of its Equity Interests, as applicable, or purchase, redeem or otherwise acquire for value any of its Equity Interests, as applicable, or any warrants, rights or options to acquire any of its Equity Interests, now or hereafter outstanding, except:

(a)           that each Loan Party may pay cash Distributions to any other Loan Party;

(b)           that Holdings may declare and make Distributions payable in the Equity Interests of Holdings, provided that the issuance of such Equity Interests does not otherwise violate the terms of this Agreement and no Default or Event of Default has occurred and is continuing at the time of making such Distribution or would result from the making of such Distribution; and

(c)           as set forth on Schedule 7.7.

7.8          Change of Name.  Change its name, business or financial structure or corporate identity in each case without giving prior written notice thereof and taking such steps as may be necessary to preserve and continue Lender’s security interests pursuant to the Security Agreement prior to effecting such change.

7.9          Transactions With Affiliates.  Directly or indirectly, enter into any transaction, including, without limitation, the purchase, sale, or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate of any Loan Party (other than another Loan Party), except in the ordinary course of business and pursuant to the reasonable requirements of such Loan Party’s business, pursuant to a transaction which is otherwise expressly permitted under this Agreement or as otherwise set forth in Schedule 7.9, and upon fair and reasonable terms no less favorable to such Loan Party than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of a Loan Party as determined by Holdings’ Board of Directors.

7.10        No Negative Pledge.  Enter into or permit to exist any arrangement or agreement, other than pursuant to this Agreement or any Loan Document, which directly or indirectly prohibits any Loan Party from creating or incurring a Lien on the Collateral.

7.11        OFAC and Patriot Act.  Fail to comply with the laws, regulations and executive orders referred to in Section 5.25 and Section 5.26 in all material respects.

7.12        No Amendments.  Make any amendments or modifications to:

(a)                                 its organizational documents which have a Material Adverse Effect, or

(b)                                 any Standing Wire Instruction Letter without the prior written consent of Lender.

7.13        Investments.  Make or permit to exist any Investment in any other Person except the following:

(a)           Investments in Persons which are engaged in the origination, purchase and/or sale of residential and/or commercial mortgage loans or, in the reasonable business judgment of Holdings’ Board of Directors, engaged in a business which is complimentary to or synergistic with the origination, purchase and/or sale of residential and/or commercial mortgage loans; provided that no Default or Event of Default shall exist both before and immediately after giving effect to such Investment;

(b)           contributions to the capital of any domestic wholly-owned Subsidiary in existence on the Closing Date, so long as the recipient of any such capital contribution has guaranteed the Obligations and such guaranty is secured by a pledge of all of its Equity Interests and substantially all of its real and personal property, in each case in accordance with Section 6.1(l);

(c)           Investments constituting Debt permitted by Section 7.3;

(d)           Permitted Liens;

(e)           (i) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (ii) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by Lender or its holding company) rated at least A-l by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody’s Investors Service, Inc., (iii) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by Lender or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000.00), (iv) any repurchase agreement entered into with Lender (or commercial banking institution of the nature referred to in clause (iii)) which (x) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (i) through (iii) above and (y) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of Lender (or other commercial banking institution) thereunder, (v) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, and (vi) other short term liquid investments approved in writing by Lender;

(f)            bank deposits in the ordinary course of business; and

(g)           Investments listed on Schedule 7.15 as of the Closing Date.

SECTION 8.        EVENTS OF DEFAULT.  An “Event of Default” shall mean, for all purposes under the Loan Documents, any one or more of the following:

(a)           If any Loan Party fails to perform, keep or observe any term, provision, condition, covenant or agreement contained in this Agreement, the Term Notes, the other Loan Documents or any other present or future agreement between any Loan Party and Lender and ten (10) Business Days shall have elapsed without the applicable breach being cured; provided, that in the case of any Loan Party’s failure to pay interest or fees when due, two (2) Business Days shall have elapsed without the applicable breach being cured; provided, further, that with respect to the Loan Parties’ obligations under Sections 2.2(a) and 6.1(a), two (2) Business Days shall have elapsed without the applicable breach being cured;

(b)           If any representation, statement, report or certificate made or delivered by any Loan Party or any of their respective officers, employees or agents to Lender is not true and correct when made in any material respect (without duplication of any materiality qualifier contained therein);

(c)           If this Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by any Loan Party, or any Loan Party shall deny that it has any further liability or obligation under any of the Loan Documents or if Lender shall fail to have a valid and enforceable, first priority, perfected security interest in any of the Collateral, subject only to Permitted Liens;

(d)           If all or any of the assets of any Loan Party become subject to a writ or distress warrant, or are levied upon, or come into the possession of any judicial officer or assignee, or become subject to an order of forfeiture, seizure, or divestiture (whether under the Racketeer Influenced and Corrupt Organization Act of 1970 or otherwise) and the same are not released, discharged or bonded against within thirty (30) days thereafter;

(e)           If a Borrowing Base Deficiency has occurred and continues for five (5) Business Days;

(f)            If any Loan Party shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any action to authorize any of the foregoing;

(g)           If an involuntary proceeding shall be commenced against any Loan Party seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of sixty (60) days;

(h)                                 If any Loan Party is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

(i)                                     If a notice of Lien, levy or assessment is filed of record with respect to any or all of the assets of any Loan Party by the United States Government, or any department, agency or instrumentality thereof, or by any state, county, municipal or other government agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any or all of a Loan Party’s assets and the same is not paid on the payment date thereof, unless the same is being contested in good faith by appropriate proceedings, execution is stayed during such proceedings and such Loan Party has taken appropriate reserves therefore in accordance with GAAP;

(j)                                    If a judgment or other claim in excess of One Million Dollars ($1,000,000) above any insurance coverage individually or in the aggregate becomes a Lien or encumbrance upon any or all of a Loan Party’s assets and the same is not satisfied, dismissed or bonded against within thirty (30) calendar days thereafter;

(k)                                 If a Change of Control occurs with respect to any Loan Party;

(l)                                     Any event of default with respect to any Warehouse Facility, convertible indebtedness of Holdings or any other Debt permitted by Section 7.3 shall have occurred, or any other event has occurred with respect to any such Debt which requires the prepayment of such Debt in full prior to its stated maturity, and any holder or holders of such Debt shall have accelerated the maturity thereof.

(m)                             If a Material Adverse Effect has occurred; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, change or effect resulting from or arising out of any of the following, shall constitute, a Material Adverse Effect: (x) changes in the national or world economy or financial markets as a whole or changes in general economic conditions that affect the industries in which the Borrower and its subsidiaries conduct their business or (y) any change in applicable law, rule or regulation or GAAP or interpretation thereof after the date hereof;

(n)                                 If IMC’s status as an Agency-approved servicer is terminated; or

(o)                                 If any Loan Party become subject to registration as an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 9.                         RIGHTS AND REMEDIES.

9.1                               Lender Remedies.

(a)                                 If any Event of Default under clauses (f) or (g) of Section 8 shall occur, all outstanding Obligations shall automatically be and become immediately due and payable, without notice or demand.  If any other Event of Default shall occur for any reason, whether voluntary or involuntary, and be continuing, Lender may, by notice to Borrowers, declare all or any portion of the outstanding Obligations to be due and payable, whereupon the full unpaid amount of such Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment.  In addition, upon any Event of Default Lender shall have the right to exercise any and all remedies available to it at law or in equity as well as any rights or remedies specified in any of the Loan Documents, all of which shall be cumulative and may be exercised successively or concurrently;

(b)                                 Notwithstanding the provisions of Section 9.1, Lender shall in no way be entitled to foreclose the security interest granted pursuant to the Pledge Agreement or in any way transfer or sell any Equity Interests of any Loan Party subject to the Pledge Agreement and/or the Security Agreement unless (i) an Event of Default under clauses (f) or (g) of Section 8 has occurred, (ii) an Event of Default under clause (e) of Section 8 has occurred and continues for twenty five (25) Business Days, or (iii) an Event of Default under clauses (a), (b), (c), (d), (h), (i), (j), (k), (l), (m), (n) or (o) of Section 8 has occurred and Lender (A) has first commenced remedial action against the Collateral (which, for the avoidance of doubt, does not include any of the “Pledged Collateral,” as such term is defined in each of the Pledge Agreements), (B) has determined, in its reasonable judgment, that the value of such Collateral will be insufficient to satisfy the Obligations and (C) has delivered written notice to Borrowers of the occurrence of the Events of Default described in this Section 9.1(b)(iii) and forty (40) Business Days shall have elapsed from the date of receipt by Borrowers of that notice set forth in Section 9.1(b)(iii)(C).

(c)                                  Each Borrower shall be jointly and severally liable for any deficiency, which Borrowers shall pay to Lender immediately upon demand.

9.2                               Waiver.  With respect to the rights and remedies of Lender, the parties have expressly agreed that (i) no Default or Event of Default shall be waived by Lender except in writing and no waiver of any Default or Event of Default shall be a waiver of any other Default or Event of Default or of the same Default or Event of Default on a future occasion; (ii) no single or partial exercise by Lender of any of its rights, powers or privileges under the Loan Documents, or any delay in the exercise thereof, shall preclude any other or further exercise thereof; and (iii) no forbearance on the part of Lender in enforcing any of its rights under Loan Documents, nor any renewal, extension or rearrangement of any payment or covenant to be made or performed by the Loan Parties under the Loan Documents, shall constitute a waiver of any of the terms of the Loan Documents, or of any such right.

9.3                               Unconditional Obligations.  The obligations of Borrowers to make payments to Lender as required hereunder, shall be unconditional and irrevocable and not subject to any qualification or exception whatsoever, including, without limitation:

(a)                                 Any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(b)                                 Any amendment, modification, waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with respect to or under the Security Agreement;

(c)                                  The existence of any claim, setoff, defense or other right which Borrowers or any other Loan Party or any of their Affiliates may have at any time against the Lender or any of its Affiliates, whether in connection with this Agreement, any of the Loan Documents, the transactions contemplated herein or therein or any unrelated transactions (other than claims with respect to losses suffered by IMC and determined by a final, non-appealable order by a court of competent jurisdiction to have resulted from a failure of Lender or its Affiliates to have performed their respective obligations under that certain Flow Mortgage Loan Purchase Agreement dated as of September 10, 2014 between IMC and Meadowlark Depositor, LLC);

(d)                                 Any failure, omission, delay or lack on the part of the Lender to enforce, assert or exercise any right, power or remedy under this Agreement, any of the other Loan Documents; or

(e)                                  Any other event or circumstance that would, in the absence of this Section 9.3, result in the release or discharge by operation of law or otherwise of Borrowers from the performance or observance of any obligation, covenant or agreement contained herein.

9.4  Setoff.  If an Event of Default exists, Lender shall have the right to set off and apply against the Obligations in such manner as Lender may determine, at any time and without notice to Borrowers, any and all deposits (general or special, time or demand, provisional or final, excluding amounts held in safekeeping or in trust accounts) or other sums at any time credited by or owing from Lender or any of its Affiliates to any Borrower whether or not the Obligations are then due.  The rights and remedies of Lender hereunder are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Lender may have.

SECTION 10.                  INDEMNIFICATION; JOINT AND SEVERAL.

10.1                        Indemnification. In consideration of the execution and delivery of this Agreement by Lender and Lender’s agreement to provide the Term Loan hereunder, Borrowers hereby jointly and severally indemnify, exonerate and hold Lender and each of their respective parents, officers, directors, employees, trustees, advisors and agents (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the Term Loan, except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party’s own gross negligence or willful misconduct as determined by a final non-appealable order by a court of competent jurisdiction.  If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrowers hereby agree to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

10.2                        Expenses.  Each Borrower hereby agrees to pay, jointly and severally, on demand: (a) all reasonable costs and expenses of Lender, not to exceed $150,000, in connection with the preparation, negotiation, execution, and delivery of this Agreement and the other Loan Documents, including, without limitation, the reasonable fees and expenses of legal counsel, advisors, consultants, and auditors for Lender - it is understood and agreed that all such costs and expenses shall be netted against the Term Loan Amount such that the amount funded by Lender at the Closing Date shall be net of such costs and expenses; (b) all reasonable costs and expenses of Lender in connection with any and all amendments, modifications, renewals, extensions, and supplements thereof and thereto, including, without limitation, the reasonable fees and expenses of legal counsel, advisors, consultants, and auditors for Lender; (c) all costs and expenses of Lender in connection with any Default or Event of Default and the enforcement of this Agreement or any other Loan Document, including, without limitation, the fees and expenses of legal counsel, advisors, consultants, and auditors for Lender; (d) all transfer, stamp, documentary, or other similar taxes, assessments, or charges levied by any Governmental Body in respect of this Agreement or any of the other Loan Documents; (e) all reasonable costs, expenses, assessments, and other charges incurred in connection with any filing, registration, recording, or perfection of any Lien contemplated by this Agreement or any other Loan Document; and (f) all other costs and expenses incurred by Lender in connection with this Agreement or any other Loan Document, any litigation, dispute, suit, proceeding or action; the enforcement of its rights and remedies, and the protection of its interests in bankruptcy, insolvency or other legal proceedings, including, without limitation, all costs, expenses, and other charges (including Lender’s internal charges) incurred in connection with evaluating, observing, collecting, examining, auditing, appraising, selling, liquidating, or otherwise disposing of the Collateral or other assets of Borrowers.

10.3                        Joint and Several.  Each undersigned Borrower hereby agrees that it is jointly and severally, directly, and primarily liable to Lender for payment and performance in full of all duties, obligations and liabilities under this Agreement and each other document, instrument and agreement entered into by such Borrower with or in favor of Lender in connection herewith, and that such liability is independent of the duties, obligations and liabilities of any other Loan Party.

SECTION 11.                  MISCELLANEOUS.  The parties agree to the following miscellaneous terms:

11.1                        Entire Agreement.  This Agreement and the Exhibits and Schedules referred to herein and the Loan Documents contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto.

11.2                        Amendment and Counterparts.  This Agreement may not be amended, supplemented or otherwise modified except by written agreement executed and delivered by each of the parties hereto.  This Agreement and any amendment hereto may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.  Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof.  Electronic records of executed Loan Documents maintained by Lender shall be deemed to be originals.

11.3                        Successors and Assigns.

(a)                                 This Agreement shall be binding upon and shall inure to the benefit of Borrowers and Lender and their respective successors and assigns.

(b)                                 The foregoing shall not authorize any assignment by any Borrower of its rights or duties hereunder, and, except as otherwise provided herein, no such assignment shall be made (or be effective) without the prior written approval of Lender, which approval may be withheld in its sole discretion.

(c)                                  Except after the occurrence and during the continuation of an Event of Default, Lender may not assign Lender’s rights and obligations hereunder and under the other Loan Documents to a non-Affiliate without the prior written approval of Borrowers, which consent may be withheld in its sole discretion.

(d)                                 Lender shall have the right at any time and from time to time to grant participations in the Obligations and any Loan Documents to any Affiliate of Lender.  Each actual or proposed participant shall be entitled to receive all information received by Lender regarding the Loan Parties.

11.4                        Partial Invalidity.  Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.  The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provision with a valid provision, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

11.5                        Communications.  Except as may be otherwise agreed by all parties hereto, all notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered, if delivered personally, (ii) if transmitted by fax, when confirmation of transmission is received, (iii) when sent, if sent by email, or (iv) if sent by registered or certified mail, return receipt requested, or by private courier, when received; and shall be addressed as follows (or to such other address as any party hereto may specify by written communication to the other in accordance with the terms hereof):

If to Lender:

Macquarie Alpine Inc.
125 W 55th St.,
New York, NY 10019
Attention: CFM Alternative Credit Strategies
Email:  MacquarieMCIMINotices@macquarie.com

If to Borrowers:

Impac Mortgage Corp.
19500 Jamboree Road
Irvine, California 92612
Attention:  Ron Morrison
Email:  ron.morrison@impaccompanies.com
Fax: (949) 706-6208

11.6                        Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).

11.7                        Choice of Forum.  Any lawsuit, action or proceeding with respect hereto shall only be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and each party hereto hereby accepts for itself, generally and unconditionally, the jurisdiction of those courts.  Each party hereto hereby irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that it may now or hereafter have to the bringing of any lawsuit, action or proceeding in those jurisdictions.

11.8                        Cumulative Remedies.  Each right, power and remedy of a party hereto provided herein or that exists at law or in equity shall be cumulative and in addition to every other right, power or remedy such party may have, except as otherwise expressly set forth in this Agreement.

11.9                        Waiver of Jury Trial.  EACH PARTY HERETO IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING, WHETHER AT LAW OR EQUITY, BROUGHT BY ANY OTHER PARTY HERETO IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.10                 No Partnership Intended.  Nothing in this Agreement is intended or shall be deemed or construed to create a partnership or joint venture between the parties hereto.  Each party hereto is an independent contractor in relation to the other parties hereto with respect to all matters arising under this Agreement.

11.11                 Waivers.  Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties hereto entitled to the benefit thereof.  Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement.  The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party hereto thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

11.12                 Limitation of Recourse.  No director, officer, employee or Affiliate of any party hereto, as such, shall have any liability for any obligations of such party under this Agreement (except to the extent such director, officer, employee or Affiliate has engaged in fraud, gross negligence or willful misconduct).  Notwithstanding the foregoing, each party hereto shall be liable for any breach or failure of the obligations of such party’s directors, officers, employees or Affiliates pursuant to this Agreement.

11.13                 No Duty.  All attorneys, accountants, appraisers, and other professional Persons and consultants retained by each party hereto shall have the right to act exclusively in the interest of such party and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to any Loan Party or any of any other party equity holders, Affiliates, officers, employees, attorneys, agents, or any other Person.

11.14                 Lender Not Fiduciary.  The relationship between Borrowers and Lender is solely that of debtor and creditor, and Lender has no fiduciary or other special relationship with Borrowers, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between Borrowers and Lender to be other than that of debtor and creditor.

11.15                 Equitable Relief.  Each Borrower recognizes that in the event any Borrower fails to pay, perform, observe, or discharge any or all of the Obligations, any remedy at law may prove to be inadequate relief to Lender.  Each Borrower therefore agree that Lender, if Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

11.16                 Captions.  Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

[remainder of page intentionally left blank; signatures follow]

IN WITNESS WHEREOF, the parties have executed this Loan Agreement as of the date first set forth above.

Borrowers:

IMPAC MORTGAGE CORP.

By:	/s/ Todd R. Taylor
Name:	Todd R. Taylor
Title:	CFO

IMPAC MORTGAGE HOLDINGS, INC.

By:	/s/ Todd R. Taylor
Name:	Todd R. Taylor
Title:	CFO

IMPAC WAREHOUSE LENDING, INC.

By:	/s/ Todd R. Taylor
Name:	Todd R. Taylor
Title:	CFO

INTEGRATED REAL ESTATE SERVICE CORP.

By:	/s/ Todd R. Taylor
Name:	Todd R. Taylor
Title:	CFO

Lender:

MACQUARIE ALPINE INC.

By:	/s/ Steven M. Ujvary
Name:	Steven M. Ujvary
Title:	Managing Director

/s/ Vincent Basulto
Vincent Basulto
Managing Director

EXHIBIT A

BORROWING BASE CERTIFICATE

of

IMPAC MORTGAGE HOLDINGS, INC.

A Maryland Corporation

June 19, 2015

Reference is hereby made to that certain Loan Agreement dated as of the date hereof, including all attachments, exhibits and appendices thereto (as amended and supplemented to date, the “Loan Agreement”), by and among Impac Mortgage Holdings, Inc. (the “Company”), Integrated Real Estate Service Corp., Impac Mortgage Corp., Impac Warehouse Lending, Inc. and Macquarie Alpine Inc. Capitalized terms used herein but not otherwise defined shall have those meanings ascribed to such terms in the Loan Agreement.

The undersigned, in his capacity as Chief Financial Officer of the Company (and not in his personal capacity), hereby certifies that, pursuant to Section 2.2 of the Loan Agreement, attached hereto as Exhibit A are the computations by which the Borrowing Base is determined on the applicable Determination Date in the week immediately preceding the week that this Borrowing Base Certificate is being furnished.

(Signature page follows)

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be executed as of the date first written above.

By:
Name:	Todd R. Taylor
Title:	Chief Financial Officer

Exhibit A

Borrowing Base Computations

See attached.

EXHIBIT B

COVENANT COMPLIANCE REPORT

DATE:
LENDER:	Macquarie Alpine, Inc.(“Lender”)
BORROWER:	Impac Mortgage Holdings, Inc., Impac Mortgage Corp., Impac Warehouse Lending, Inc. and Integrated Real Estate Service Corp. (collectively and individually “Borrower” or “Borrowers”)

This certificate is delivered under the Loan Agreement, dated as of             (as further amended, modified, supplemented, or restated from time to time, the  “Agreement”), between BORROWERS and LENDER.  Capitalized terms not defined herein shall have the meanings assigned to such terms in the AGREEMENT.

The undersigned Chief Financial Officer hereby certifies as of the date hereof that he/she is authorized to execute and deliver this certificate to LENDER on behalf of BORROWERS, and that as of [date at the end of the period indicated above] (the “Reporting Date”):

(a)                                 The undersigned has reviewed and is familiar with the terms and provisions of the Loan Documents and has made, or caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of BORROWERS during the period covered by the attached financial statements, and no Event of Default (nor any Default) exists which has not been cured or waived (except the Events of Default or Defaults, if any, together with the details of the actions that BORROWERS are taking or propose to take with respect thereto, described on Annex A to this Certificate);

(b)                                 The financial statements of BORROWER attached to this certificate were prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), fairly present the financial condition and the results of operations of BORROWER on the dates and for the periods indicated, subject, in the case of interim financial statements, to normally recurring year-end adjustments, and except as set forth on Annex B to this certificate, no change in GAAP, or in the application thereof, occurred since the date of the most recent financial statements of BORROWER previously delivered to Lender (if any change in GAAP or the application of GAAP has occurred, then BORROWER shall specify the effect of such change on the financial statements accompanying this certificate);

(c)                                  BORROWERS are in compliance with Section 6 and 7 of the AGREEMENT, and calculations evidencing IMC’s compliance with Section 6(f) are as set forth on Annex C to this certificate;

By:
Name:
Title:	Chief Financial Officer

Annex A to Exhibit B

(Defaults/Events of Default and Proposed Actions)

Annex B to Exhibit B

(Effects of Changes in GAAP)

Annex C to Exhibit B

	Affirmative Covenants Section 6(f)	Actual	Required
1.	Maintain as of the last day of each fiscal quarter and of each fiscal year a positive Tangible Net Worth for IMC (6(f)(i))		Positive Tangible Net Worth — tested quarterly and annually
2.	Maintain as of the last day of each fiscal quarter, a maximum ratio of Total Debt to Equity for the then ending four (4) fiscal quarter period of not more than 12.0:1.0 (6(f)(ii))		Maximum ratio of Total Debt to Equity of not more than 12.0:1.0 for the then ending four (4) fiscal quarter period — tested quarterly
3.	Maintain at all times minimum Liquidity of at least $10,000,000 (6(f)(iii))		$10,000,000 — tested daily

EXHIBIT D

DEPOSIT ACCOUNT CONTROL AGREEMENT

(Access Restricted after Notice)

This Deposit Account Control Agreement (the “Agreement”), dated as of the date specified on the initial signature page of this Agreement, is entered into by and among          , a PLEASE PROVIDE INCORPORATION DETAILS (“Company”),          a PLEASE PROVIDE INCORPORATION DETAILS (“Secured Party”) and Wells Fargo Bank, National Association (“Bank”), and sets forth the rights of Secured Party and the obligations of Bank with respect to the deposit accounts of Company at Bank identified at the end of this Agreement as the Collateral Accounts (each hereinafter referred to individually as a “Collateral Account” and collectively as the “Collateral Accounts”).  Each account designated as a Collateral Account includes, for purposes of this Agreement, and without the necessity of separately listing subaccount numbers, all subaccounts presently existing or hereafter established for deposit reporting purposes and integrated with the Collateral Account by an arrangement in which deposits made through subaccounts are posted only to the Collateral Account.  Each Collateral Account operated as a “Multi-Currency Account” is a deposit account maintained with Bank’s Cayman islands Branch, which may be denominated in foreign currency.

Secured Party’s Interest in Collateral Accounts.  Secured Party represents that it is either (i) a lender who has extended credit to Company and has been granted a security interest in the Collateral Accounts or (ii) such a lender and the agent for a group of such lenders.  Company hereby confirms the security interest granted by Company to Secured Party In all of Company’s right, title and interest in and to the Collateral Accounts and all sums now or hereafter on deposit in or payable or withdrawable from the Collateral Accounts (the “Collateral Account Funds”).  In furtherance of the intentions of the parties hereto, this Agreement constitutes written notice by Secured Party to Bank and Bank s Cayman Islands Branch of Secured Party’s security interest in the Collateral Accounts.

Secured Party Control.  Bank, Secured Party and Company each agree that Bank will comply with instructions given to Bank by Secured Party directing disposition of funds in the Collateral Accounts (“Disposition Instructions”) without further consent by Company.  Except as otherwise required by law, Bank will not agree with any third party to comply with instructions for disposition of funds in the Collateral Accounts originated by such third party.

Company Access to Collateral Accounts.  Notwithstanding the provisions of the “Secured Party Control” section of this Agreement, Secured Party agrees that Company will be allowed access to the Collateral Accounts and Collateral Account Funds until Bank receives, and has had a reasonable opportunity to act on, written notice from Secured Party directing that Company no longer have access to any Collateral Accounts or Collateral Account Funds (an “Access Termination Notice”).  Company irrevocably authorizes Bank to comply with any Access Termination Notice and/or Disposition instructions even if Company objects to them in any way, and agrees that Bank may pay any and all Collateral Account Funds to Secured Party in response to any Disposition Instructions.  Company further agrees that after Bank receives an Access Termination Notice, Company will not have access to any Collateral Accounts or Collateral Account Funds.

Transfers in Response to Disposition Instructions.  Notwithstanding the provisions of the “Secured Party Control” section of this Agreement, unless Bank separately agrees in writing to the contrary, Bank will have no obligation to disburse funds in response to Disposition Instructions other than by automatic standing wire.  Bank agrees that on each Business Day after it receives and has had a reasonable opportunity to act on an Access Termination Notice and corresponding Disposition Instructions it will transfer to the account specified at the end of this Agreement as the Destination Account or, if no account is specified, to such account as Secured Party specifies in the Access Termination Notice (in either case, the “Destination Account”) the full amount of the collected and available balance in the Collateral Accounts at the beginning of such Business Day.  Any disposition of funds which Bank makes in response to Disposition Instructions is subject to Bank’s standard policies, procedures and documentation governing the type of disposition made; provided, however that-in no circumstances will any such disposition require Company’s consent.  To the extent any Collateral Account is a certificate of deposit or time deposit, Bank will be entitled to deduct any applicable early withdrawal penalty prior to disbursing funds from such account in .response to Disposition Instructions.  To the extent Secured Party requests that funds be transferred from .any Collateral Account in a currency different from the currency denomination of the Collateral Account, the funds transfer will be made after currency conversion at Bank’s then current buying rate for exchange applicable to the new currency

Lockboxes.  To the extent items deposited to a Collateral Account, have been received in one or more post office lockboxes maintained for Company by Bank (each a “Lockbox”) and processed by Bank for deposit, Company acknowledges that Company has granted Secured Party a security interest in all such items (the “Remittances”).  Company agrees that after Bank receives an Access Termination Notice: Company will have no further right or ability to instruct Bank regarding the receipt,-processing-or deposit of Remittances, and that Secured Party alone will have the right and ability to so instruct Bank Company and Secured Party acknowledge and agree that Bank’s operation of each Lockbox, arid the receipt, retrieval, processing and deposit of Remittances, will at all times be governed by Bank’s Master Agreement for Treasury Management Services or other applicable treasury management services agreement, and by Bank’s applicable standard lockbox Service Description.

Balance Reports and Bank Statements.  Bank agrees, at the request of Secured Party on any day on which Bank is open to conduct its regular banking business, other than a Saturday, Sunday or public holiday (each a “Business Day”), to make available to Secured Party a report (“Balance Report”) showing the opening available balance in the Collateral Accounts as of the beginning of such Business Day, by a transmission method determined by Bank, in Bank’s sole discretion.  Company expressly consents to this transmission of information.  After Bank receives an Access Termination Notice, Bank will, on receiving a written request from Secured Party, send to Secured Party by United

States mail, at the address indicated for Secured Party after its signature to this Agreement, duplicate copies of all periodic statements on the Collateral Accounts which are subsequently sent to Company.

Returned Items.  Secured Party and Company understand and agree that the face amount (“Returned Item Amount”) of each Returned Item will be paid by Bank debiting the Collateral Account to which the Returned Item was originally credited, without prior notice to Secured Party or Company.  As used in this Agreement, the term “Returned Item” means (i) any item deposited to a Collateral Account and returned unpaid, whether for insufficient funds or for any other reason, and without regard to timeliness of the return or the occurrence or timeliness of any drawee’s notice of non-payment; (ii) any item subject to a claim against Bank of breach of transfer or presentment warranty under the Uniform Commercial Code (as adopted in the applicable state) or Regulation CC (12 C.F.R. §229), as in effect from time to time; (iii) any automated clearing house (“ACH”) entry credited to a Collateral Account and returned unpaid or subject to an adjustment entry under applicable clearing house rules, whether for insufficient funds or for any other reason, and without regard to timeliness of the return or adjustment; (iv) any credit to a Collateral Account from a merchant card transaction, against which a contractual demand for chargeback has been made; and (v) any credit to a Collateral Account made in error.  Company agrees to pay all Returned Item Amounts immediately on demand, without setoff or counterclaim, to the extent there are not sufficient funds in the applicable Collateral Account to cover the Returned Item Amounts on the day Bank attempts to debit them from the Collateral Account.  After Bank receives an Access Termination Notice, Secured Party agrees to pay all Returned Item Amounts within fifteen (15) calendar days after demand, without setoff or counterclaim, to the extent that (i) the Returned Item Amounts are not paid in full by Company within five (5) calendar days after demand on Company by Bank, and (ii) Secured Party has received proceeds from the corresponding Returned Items under this Agreement.

Settlement Items.  Secured Party and Company understand and agree that the face amount (“Settlement Item Amount”) of each Settlement Item will be paid by Bank debiting the applicable Collateral Account, without prior notice to Secured Party or Company.  As used in this Agreement, the term “Settlement Item” means (i) each, check or other payment order drawn on or payable against any controlled disbursement account or other deposit account at any time linked to any Collateral Account by a zero balance account connection or other automated funding mechanism (each a “Linked Account”), which Bank cashes or exchanges for a cashier’s check or official check in the ordinary course of business prior to receiving, an Access Termination Notice and having had a reasonable opportunity to act on it, and which is presented for settlement against the Collateral Account;(after having been presented against the Linked Account) after Bank receives the Access Termination Notice, (ii) each check or other payment order drawn on or payable against as Collateral Account, which, on the Business Day Bank receives an Access Termination Notice, Bank cashes or exchanges for a cashier’s check or official check in the ordinary course of business after Bank’s cutoff time for posting, (iii) each ACH credit entry initiated by Bank, as originating depository financial institution, on behalf of Company, as originator, prior to Bank having received an Access Termination Notice and having had a reasonable opportunity to act on it which ACH credit entry settles after Bank receives an Access Termination.  Notice, and (iv) any other payment order drawn on or payable against a Collateral Account or any Linked Account, which Bank has paid or funded prior to receiving an Access Termination Notice and Having had a reasonable opportunity to act on it, and which is first presented for settlement against the Collateral Account in the ordinary course of business after Bank receives: the Access Termination Notice and has transferred Collateral Account Funds to Secured .Party under this Agreement.  Company agrees to pay all Settlement Item Amounts immediately on demand, without setoff or counterclaim, to the extent there are not sufficient funds in the applicable Collateral Account to cover the Settlement Item Amounts on the day they are to be debited from the Collateral Account.  Secured Party agrees to pay all Settlement Item Amounts within fifteen (15) calendar days after demand, without setoff or counterclaim, to the extent that (i) the Settlement Item Amounts are not paid in full by Company within five (5) calendar days after demand on Company by Bank, and (ii) Secured Party has received Collateral Account Funds under this Agreement.

Bank Fees.  Company agrees to pay all Bank’s fees and charges for the maintenance and administration of the Collateral Accounts and for the treasury management and other account services provided with respect to the Collateral Accounts and any Lockboxes (collectively “Bank Fees”), including, but not limited to, the fees for (a) Balance Reports provided on the Collateral Accounts, (b) funds transfer services received with respect to the Collateral Accounts, (c) lockbox processing services, (d) Returned Items, (e) funds advanced to cover overdrafts in the Collateral Accounts (but without Bank being in any way obligated to make any such advances), and (f) duplicate bank statements.  The Bank Fees will be paid by Bank debiting one or more of the Collateral Accounts on the Business Day that the Bank Fees are due, without notice to Secured Party or Company, If there are not sufficient funds in the Collateral Accounts to cover fully the Bank Fees on the Business Day Bank attempts to debit them from the Collateral Accounts, such shortfall or the amount of such Bank Fees will be paid by Company to Bank, without setoff or counterclaim, within five (5) calendar days after demand from Bank.  Secured Party agrees to pay any Bank Fees which accrue after Bank receives an Access Termination Notice, within fifteen (15) calendar days after demand, without setoff or counterclaim, to the extent such Bank Fees are not paid in full by Company within five (5) calendar days after demand on Company by Bank.

Account Documentation.  Except as specifically provided in this Agreement, Secured Party and Company agree that the Collateral Accounts will be subject to, and Bank’s operation of the Collateral Accounts will be in accordance with, the terms of Bank’s applicable deposit account agreement governing the Collateral Accounts (“Account Agreement”).  In addition to the Account Agreement, each Collateral Account operated as a “Multi-Currency Account” will be governed by Bank’s Master Agreement for Treasury Management Services or other applicable treasury management services agreement, and by Bank’s Multi-Currency Account Service Description in effect from time to time.  All documentation referenced in this Agreement as governing any Collateral Account or the processing of any Remittances is hereinafter-collectively referred to as the “Account Documentation”.

Partial Subordination of Bank’s Rights.  Bank hereby subordinates to the security interest of Secured Party in the Collateral Accounts (i);any security interest which Bank may have or acquire in the Collateral Accounts, and (n) any right which Bank may have or acquire to set off or otherwise apply any Collateral Account Funds against the payment of any indebtedness from time to time owing to Bank from Company, except for debits to the Collateral Accounts permitted under this Agreement for the payment of Returned Item Amounts, Settlement Item Amounts or Bank Fees.

Bankruptcy Notice; Effect of Filing.  If Bank at any time receives notice of the commencement of a bankruptcy case or other insolvency or liquidation proceeding by or against Company, Bank will continue to comply with its obligations under this Agreement, except to the extent that any action required of Bank: under this Agreement is prohibited under applicable bankruptcy laws or regulations or is stayed pursuant to the automatic stay imposed under the United States Bankruptcy Code or by order of any court or agency.  With respect to any obligation of Secured Party hereunder which requires prior demand on Company, the commencement of a bankruptcy case or other insolvency or liquidation proceeding by or against Company will automatically-eliminate the necessity of such demand on Company by Bank, and will immediately entitle Bank to make demand on Secured Party with the same effect as if demand had been made on Company and the time for Company’s performance had expired.

Legal Process, Legal Notices and Court Orders.  Bank will comply with any legal process, legal notice or court order it receives in relation to a Collateral Account if Bank determines in its sole discretion that the legal process, legal notice or court order is legally binding on it.

Indemnification.  Company will indemnify, defend and hold harmless Bank, its officers, directors, employees, and agents (collectively, the “Indemnified Parties” from and against any and all claims, demands, losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees) (collectively “Losses and Liabilities”) Bank may suffer or incur as a result of or in connection with (a) Bank complying with any binding legal process, legal notice or court order referred to in the immediately preceding section of this Agreement, (b) Bank following any instruction or request of Secured Party, including but not limited to any Access Termination Notice or Disposition Instructions, or (c) Bank complying with its obligations under this Agreement, except to the extent such Losses and Liabilities are caused by Bank’s gross negligence or willful misconduct.  To the extent such obligations of indemnity are not satisfied by Company within five (5) days after demand on Company by Bank, Secured Party will indemnify, defend and hold harmless Bank and the other Indemnified Parties against any and all Losses and Liabilities Bank may suffer or incur as a result of or in connection with Bank following any instruction or request of Secured Party, except to the extent such Losses and Liabilities are caused by Bank’s gross negligence or willful misconduct.

Bank’s Responsibility.  This Agreement does not create any obligations of Bank, and Bank makes no express or implied representations or warranties with respect to its obligations under this Agreement, except for those expressly set forth herein.  In particular, Bank need not investigate whether Secured Party is entitled under Secured Party’s agreements with Company to give an Access Termination Notice or Disposition Instructions.  Bank may rely on any and all notices and communications it believes are given by the appropriate party.  Bank will not be liable to Company, Secured Party or any other party for any Losses and Liabilities caused by (i) circumstances beyond Bank’s reasonable control (including, without limitation, computer malfunctions, interruptions of communication facilities, labor difficulties, acts of God, wars, or terrorist attacks) or (ii) any other circumstances, except to the extent that Such Losses and Liabilities are directly caused by Bank’s gross negligence or willful misconduct.  In no event will Bank be liable for any indirect, special, consequential or punitive damages, whether or not the likelihood of such damages was known to Bank, and regardless of the form of the claim or action, or the legal theory on which it is based; Any action: against Bank by Company or Secured Party under or related to this Agreement must be brought within twelve (12) months after the cause of action accrues.

Termination.  This Agreement may be terminated by Secured Party or Bank at any time by either of them giving thirty (30) calendar days prior written notice of such termination to the other parties to this Agreement at their contact addresses specified after their signatures to this Agreement; provided, however, that this Agreement may be terminated immediately upon written notice (i) from Bank, to Company and Secured Party should Company or Secured Party fail to make any payment when due to Bank from Company or Secured Party under the terms of this Agreement, or (n) from Secured Party to Bank on termination or release of Secured Party’s security interest in the Collateral Accounts provided that any notice from Secured Party under clause (ii) of this sentence must contain Secured Party’s acknowledgement of the termination or release of its security interest in the Collateral Accounts.  Company’s and Secured Party’s respective obligations to report errors in funds transfers and bank statements and to pay Returned Items Amounts, Settlement Item Amounts, and Bank Fees, as well as the indemnifications made, and the limitations on the liability of Bank accepted, by Company and Secured Party under this Agreement will continue after the termination of this Agreement with respect to all the circumstances to which they are applicable, existing or occurring before such termination, arid any liability of any party to this Agreement, as determined under the provisions of this Agreement, with, respect to acts or omissions of such party prior to such termination will also survive such termination, Upon any termination of this Agreement which occurs after Bank has received an Access Termination Notice and has had a reasonable opportunity to act on it, (1) Bank will transfer all collected and available balances in the Collateral Accounts on the date of such termination in accordance with Secured Party’s written instructions, and (ii) Bank will close any Lockbox and forward any mail received at the Lockbox unopened to such address as is communicated to Bank by Secured Party under the notice provisions of this Agreement for a period of three (3) months after the effective termination date, unless otherwise arranged between Secured Party and Bank, provided that Bank’s fees with respect to such disposition must be prepaid directly to Bank at the time of termination by cashier’s check payable to Bank or other payment method acceptable to Bank in its sole discretion.

Modifications, Amendments, and Waivers.  This Agreement may not be modified or amended, or any provision thereof waived, except in a writing signed by all the parties to this Agreement.

Notices.  All notices from one party to another must be in writing, must be delivered to Company, Secured Party and/or Bank at their contact addresses specified after their signatures to this Agreement, or any other address of any party communicated to the other parties in writing, and will be effective on receipt.  Any notice sent by a party to this Agreement to another party must also be sent to all other parties to this Agreement.  Bank is authorized by Company and Secured Party to act on any instructions or notices received by Bank if (a) such instructions or notices purport to be made in the name of Secured Party, (b) Bank reasonably believes that they are so made, and (c) they do not conflict with the terms of this Agreement as such terms may be amended from time to time, unless such conflicting instructions or notices are supported by a court order.

Successors and Assigns.  Neither Company nor Secured Party may assign or transfer its rights or obligations under this Agreement to any person or entity without the prior written consent of Bank, which consent will not be unreasonably withheld or delayed.  Notwithstanding the foregoing, Secured Party may transfer its rights and duties under this Agreement to (i) a transferee to which, by contract or operation of law, Secured Party transfers substantially all of its rights and duties under the financing or other, arrangements between Secured Party and Company, or (ii) if Secured Party is acting as a representative, in whose favor a security interest is created or provided for, a transferee that is a successor representative provided that as between Bank and Secured Party, Secured: Party will not be released from its obligations under this Agreement unless and until Bank receives any such transferee’s binding written agreement to assume all of Secured Party’s obligations hereunder.  Bank may not assign or transfer its rights or obligations under this Agreement to any person or entity without the prior written consent of Secured Party, which consent will not be unreasonably withheld or delayed; provided, however, that no such consent will be required if such assignment or transfer takes place as part of a merger, acquisition or corporate reorganization affecting Bank.

Governing Law.  This Agreement will be governed by and be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles.  This state will also be deemed to be Bank’s jurisdiction, for purposes of Article 9 of the Uniform Commercial Code as it applies to this Agreement.

Severability.  To the extent that the terms of this Agreement are inconsistent with, or prohibited or unenforceable under any applicable law or regulation, they will be deemed ineffective only to the extent of such prohibition or unenforceability, and will be deemed modified and applied in a manner consistent with such law or regulation.  Any provision of this Agreement which is deemed unenforceable ;or invalid in any jurisdiction will not affect the enforceability or validity of the remaining provisions of this Agreement or the same provision in any other jurisdiction.

Counterparts.  This Agreement may be executed in any number of counterparts each of which will be an original with the same effect as if the signatures were on the same instrument.

Delivery of an executed counterpart of a signature page of this Agreement by telecopier or electronic image scan transmission (such as a “pdf” file) will be effective as delivery of a manually executed counterpart of the Agreement.

Entire Agreement.  This Agreement, together with the Account Documentation, contains the entire and only agreement among all the parties to this Agreement and between Bank and Company, on the one hand, and Bank and Secured Party, on the other hand, with respect to (a) the interest of Secured Party in the Collateral Accounts and Collateral Account Funds, and (b) Bank’s obligations to Secured Party in connection with the Collateral Accounts and Collateral Account Funds,

[SIGNATURE PAGES FOLLOW]

This Agreement has been signed by the duly authorized officers or representatives of Company, Secured Party and Bank on the date specified below.

Date:             , 20

Collateral Account Numbers:

Destination Account Number:

Bank of Destination Account:		[Insert bank name and bank ABA number]
Account name:
Reference Data:
Frequency (Daily or Weekly):
Balance (Intraday or Start of Day):

[COMPANY]		[SECURED PARTY]

By:		By:

Name:		Name:

Title:		Title:

Address for Notices:		Address for Notices:

Attn:	PROVIDE NAME AND TITLE	Attn:	PROVIDE NAME AND TITLE

Fax:		Fax:

[SIGNATURE PAGES CONTINUE]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:

Name:

Title:

Address for Notices:

Wells Fargo Bank, National Association

Mail Address Code: D1129-072

301 South Tryon Street, 7th Floor

Charlotte, North Carolina 28282-1915

Attn: DACATeam

Fax: 704.374.4224

with copy to:

Wells Fargo Bank, National Association

Mail Address Code:

Attn:

Fax:

EXHIBIT G

STANDING WIRE INSTRUCTION LETTER

Credit Suisse
1 Madison Street, 2nd Floor
New York, New York

Re:                             Master Repurchase Agreement dated as of September 21, 2012 among Impac Mortgage Corp., as Seller, Credit Suisse First Boston Mortgage Capital LLC, as Buyer, and Integrated Real Estate Service Corp and Impac Mortgage Holdings, Inc., as Guarantors.

Ladies & Gentlemen:

We hereby instruct you to remit any and all payments due from time to time to Impac Mortgage Corp under or in respect of the above referenced agreement to the following account:

Bank:
Acct Name:  Impac Mortgage Corp.
Account:
ABA:

This standing order is only revocable by our written instruction to you.

Should you have any questions or concerns, please contact Linda Kalocsay at (949) 475-4949.

Thank you,

Kathy Hancock
Impac Mortgage Corp.
SVP Treasury

EXHIBIT H

TERM NOTE

$30,000,000	Dated as of June 19, 2015

FOR VALUE RECEIVED, the undersigned Impac Mortgage Holdings, Inc., a Maryland corporation (“Holdings”), Impac Mortgage Corp., a California, corporation (“IMC”), Impac Warehouse Lending, Inc., a California corporation (“IWLI”) and Integrated Real Estate Service Corp., a Maryland corporation (“IRES”, and together with Holdings, IMC and IWLI, collectively and individually, “Borrowers” or “Borrower”), jointly and severally promise to pay to the order of Macquarie Alpine Inc. (“Lender”) on the Maturity Date or upon the earlier maturity hereof, whether by acceleration or otherwise, the principal sum of Thirty Million Dollars ($30,000,000), together with interest thereon, pursuant to that certain Loan Agreement, dated as of June 19, 2015 (as amended, restated or otherwise modified from time to time, the “Loan Agreement”), among Borrowers and Lender.  Lender is hereby authorized to record the amount and date of each advance under this Term Note, and the information so recorded shall be conclusive and binding in the absence of manifest error.  Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Loan Agreement.

Each Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Loan Agreement.

Payments of both principal and interest are to be made in lawful money of the United States of America in same day or immediately available funds to the account designated by Lender pursuant to the Loan Agreement.

This Note is one of the Term Notes referred to in, and evidences indebtedness incurred under, the Loan Agreement, to which reference is made for a description of the security for this Note and for a statement of the terms and conditions on which each Borrower is permitted and required to make prepayments and repayments of principal of the indebtedness evidenced by this Note and on which such indebtedness may be declared to be immediately due and payable.

All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

THIS NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).

Borrowers:

IMPAC MORTGAGE CORP.

By:
Name:
Title:

IMPAC MORTGAGE HOLDINGS, INC.

By:
Name:
Title:

IMPAC WAREHOUSE LENDING, INC.

By:
Name:
Title:

INTEGRATED REAL ESTATE SERVICE CORP.

By:
Name:
Title:

EXHIBIT I

SECOND AMENDED AND RESTATED WARRANT

THE WARRANT EVIDENCED OR CONSTITUTED HEREBY, AND ALL SHARES OF COMMON STOCK ISSUABLE HEREUNDER, MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) UNLESS EITHER (i) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED IN CONNECTION WITH SUCH DISPOSITION OR (ii) THE SALE OF SUCH SECURITIES IS MADE PURSUANT TO SEC RULE 144. THE SHARES OF COMMON STOCK ISSUABLE HEREUNDER WILL BE ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT.

SECOND AMENDED AND RESTATED WARRANT TO PURCHASE COMMON STOCK

OF

IMPAC MORTGAGE CORP.

NO.	Original Issue Date: September 10, 2014

THIS CERTIFIES THAT, for valuable consideration received by IMPAC MORTGAGE CORP., a California corporation (the “Company”), Macquarie Alpine Inc., or its permitted registered assigns (“Holder”), is entitled, subject to the terms and conditions of this Warrant at any time or from time to time after June 19, 2015 and before 5:00 p.m. Pacific Time on August 15, 2015 (the “Expiration Date”), to purchase from the Company that number of shares of the Common Stock of the Company equal to 9.9% percent (the “Warrant Share Cap”) of the outstanding common stock of the Company (such number of shares to be calculated on a Fully Diluted Basis) on the Exercise Date (the “Warrant Shares”) at a price per share equal to the product of (i) the Book Value Per Share of Common Stock and (ii) 1.1, calculated as of the Exercise Date (the “Initial Purchase Price”), subject to adjustment as set forth in Section 4.5.  The Initial Purchase Price shall be calculated based on the Company’s Book Value Per Share of Common Stock for the quarterly period ending directly preceding the period in which this Warrant is exercised by the Holder. By way of example only, if this Warrant is exercised on August , 2015, the Initial Purchase Price will be based on the Company’s Book Value Per Share for the quarterly period ended June 30, 2015. It is intended that this Warrant amend and restate in its entirety that warrant originally issued by the Company to the Holder on September 10, 2014, as amended and restated by that Warrant dated October 14, 2014, for an identical number of shares at an identical per share exercise price.

This Warrant was originally issued as an inducement and partial consideration for the Holder to enter into that certain Services Agreement and that certain Exclusivity Agreement (collectively, the “Related Agreements”), each dated September 10, 2014, with the Company.  The closing of the issuance of this Warrant to the Holder originally took place simultaneously with, and be conditioned on, the execution of the Related Agreements.  This Warrant is further amended and restated as of the execution date hereof. Both the number of shares of Common Stock purchasable upon exercise of this Warrant and the Initial Purchase Price are subject to adjustment and change as provided herein.

1.                                      CERTAIN DEFINITIONS.  As used in this Warrant the following terms shall have the following respective meanings:

1.1                               “Book Value Per Share of Common Stock” means the book value per share of the Company’s Common Stock, calculated in accordance with GAAP and consistent with the Company’s methodology of calculating book value per share as of the date of execution of this Warrant, and excluding the following items: the impact of goodwill or any other similar intangible assets; and any transfer of assets to or from any affiliate of the Company that is not on terms and conditions that would reasonably be expected to be received in an arm’s length transaction with a non-affiliate.

1.2                               “Business Day” means any day excluding Saturday, Sunday and any day on which banking institutions located in New York, New York are authorized by law or other governmental action to be closed.

1.3                               “Company” shall have the meaning set forth in the initial paragraph of this Warrant.

1.4                               “Common Stock” shall mean the Common Stock of the Company, par value $0.01 per share.

1.5                               “Eligible Mortgage Loans” shall have the meaning set forth in the Exclusivity Agreement.

1.6                               “Exercise Date” shall mean the date on which this Warrant shall be exercised by the Holder.

1.7                               “Fair Market Value” of a share of Common Stock as of a particular date shall mean:

(a)         If traded on a securities exchange, the Fair Market Value shall be deemed to be the average of the closing prices of the Common Stock of the Company on such exchange or market over the five (5) trading days ending immediately prior to the applicable date of the valuation;

(b)         If actively traded over-the-counter, the Fair Market Value shall be deemed to be the average of the closing bid prices over the thirty (30)-day period ending immediately prior to the applicable date of valuation; and

(c)          If there is no active public market, the Fair Market Value shall be the value thereof, as agreed upon by the Company and the Holder; provided, however, that if the Company and the Holder cannot agree on such value, such value shall be determined by an independent valuation firm experienced in valuing businesses such as the Company and jointly selected in good faith by the Company and the Holder.  Fees and expenses of the valuation firm shall be paid for in equal proportions by the Company and the Holder.

1.8                               “Fully Diluted Basis” means, with respect to any determination or calculation, that such determination or calculation is performed on a fully diluted basis determined in accordance with generally accepted accounting principles as in effect from time to time; provided, however, such determination shall include, without limitation, all issued and outstanding shares of Common Stock, all issued and outstanding options, warrants and any other securities of Company convertible into Common Stock (whether or not such security is then exercisable) and the aggregate number of shares of Company’s securities for which Company is permitted to issue options or other rights to acquire Company’s securities, but has not yet done so, pursuant to an option plan or any other similar plan, in each case, assuming the exercise, conversion or exchange of options, warrants, securities or other instruments into Common Stock.

1.9                               “Holder” shall have the meaning set forth in the initial paragraph of this Warrant.

1.10                        “Macquaries Entities” shall have the meaning set forth in Section 2.4.

1.11                        “Notice of Exercise” shall have the meaning set forth in Section 2.1.

1.12                        “Purchase Price” shall have the meaning set forth in the initial paragraph of this Warrant.

1.13                        “Registered Holder” shall mean any Holder in whose name this Warrant is registered upon the books and records maintained by the Company.

1.14                        “Related Agreements” shall have the meaning set forth in the initial paragraph of this Warrant.

1.15                        “SEC” shall have the meaning set forth in Section 9.

1.16                        “Securities Act” shall have the meaning set forth in Section 9.

1.17                        “Termination Date” shall have the meaning set forth in Section 2.4

1.18                        “Warrant” as used herein, shall include this Warrant and any warrant delivered in substitution or exchange therefor as provided herein.

1.19                        “Warrant Shares” shall have the meaning set forth in the initial paragraph of this Warrant.

2.                                      EXERCISE OF WARRANT.

2.1                               Payment.  Subject to compliance with the terms and conditions of this Warrant and applicable securities laws, this Warrant may be exercised,  in whole only and not in part, at any time or from time to time, on or before the Expiration Date by the delivery (including, without limitation, delivery by facsimile) of the form of Notice of Exercise attached hereto as Exhibit A (the “Notice of Exercise”), duly executed by the Registered Holder, at the principal office of the Company,  and as soon as practicable after such date, surrendering such Warrant in exchange for the Warrant Shares.

2.2                               Stock Certificates; Direct Registration; Fractional Shares.  As soon as practicable on or after the date of any exercise of this Warrant, the Company shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of whole Warrant Shares issuable upon such exercise, together with cash in lieu of any fraction of a share equal to such fraction of the current Fair Market Value of one whole share of Common Stock as of such date of exercise.  No fractional shares or scrip representing fractional shares shall be issued upon an exercise of this Warrant.  In lieu of providing a stock certificate pursuant to this Section 2.3, the Registered Holder may request that the Company provide the securities in book-entry (uncertificated form) if, at such time, the Company is direct registration eligible.

2.3                               Effective Date of Exercise.  This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above.  The person entitled to receive the Warrant Shares issuable upon exercise of the Warrant shall be treated for all purposes as the holder of record of such shares as of the close of business on the date the Registered Holder is deemed to have exercised this Warrant.

2.4                               [RESERVED]

3.                                      VALID ISSUANCE; TAXES.  The Warrant Shares shall be validly issued, fully paid and nonassessable,  and the Company shall pay all taxes and other governmental charges that may be imposed in respect of the issue or delivery thereof.  The Company shall not be required to pay any tax or other charge imposed in connection with any transfer involved in the issuance of any certificate for Warrant Shares in any name other than that of the Registered Holder of this Warrant, and in such case the Company shall not be required to issue or deliver any stock certificate or security until such tax or other charge has been paid, or it has been established to the Company’s reasonable satisfaction that no tax or other charge is due.

4.                                      ADJUSTMENT OF PURCHASE PRICE AND NUMBER OF WARRANT SHARES; REDEMPTION RIGHTS.  The number of Warrant Shares issuable upon exercise of this Warrant (or any shares of stock or other securities or property receivable or issuable upon exercise of this Warrant) and the Purchase Price are subject to adjustment upon occurrence of the following events:

4.1                               Adjustment for Stock Splits, Stock Subdivisions or Combinations of Shares. The Purchase Price of this Warrant shall be proportionally decreased and the number of Warrant Shares issuable upon exercise of this Warrant (or any shares of stock or other securities at the time issuable upon exercise of this Warrant) shall be proportionally increased to reflect any stock split or subdivision of the Company’s Common Stock.  The Purchase Price of this Warrant shall be proportionally increased and the number of Warrant Shares issuable upon exercise of this Warrant (or any shares of stock or other securities at the time issuable upon exercise of this Warrant) shall be proportionally decreased to reflect any combination of the Company’s Common Stock.

4.2                               Adjustment for Dividends or Distributions of Stock or Other Securities or Property.  In case the Company shall make or issue, or shall fix a record date for the determination of eligible holders entitled to receive, a dividend or other distribution with respect to its Common Stock (or any shares of stock or other securities at the time issuable upon exercise of the Warrant) payable in (a) securities of the Company or (b) assets (excluding cash dividends), then, in each such case, the Registered Holder on exercise hereof at any time after the consummation, effective date or record date of such dividend or other distribution, shall receive, in addition to the Warrant Shares (or such other stock or securities) issuable on such exercise prior to such date, and without the payment of additional consideration therefore, the securities or such other assets of the Company to which such Holder would have been entitled upon such date if such Holder had exercised this Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and all such additional securities or other assets distributed with respect to such shares as aforesaid during such period giving effect to all adjustments called for by this Section 4.

4.3                     Reclassification.  If the Company, by reclassification of securities or otherwise, shall change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such reclassification or other change, and the Purchase Price therefor shall be appropriately adjusted, all subject to further adjustment as provided in this Section 4.  No adjustment shall be made pursuant to this Section 4.3 upon any conversion or redemption of the Common Stock which is the subject of Section 4.5.

4.4                               Adjustment for Capital Reorganization, Merger or Consolidation.  In case of any capital reorganization of the capital stock of the Company (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), or any merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all the assets of the Company (such sale of assets, an “Asset Sale”) then, and in each such case, as a part of such reorganization, merger, consolidation, sale or transfer, lawful provision shall be made so that the Registered Holder shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the Purchase Price then in effect, the number of shares of stock or other securities or property of the successor corporation resulting from such reorganization, merger, consolidation, sale or transfer that a holder of the Warrant Shares deliverable upon exercise of this Warrant would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if this Warrant had been exercised immediately before such reorganization, merger, consolidation, sale or transfer, all subject to further adjustment as provided in this Section 4.  The foregoing provisions of this Section 4.4 shall similarly apply to successive reorganizations, consolidations, mergers, sales and transfers and to the stock or securities of any other corporation that are at the time receivable upon the exercise of this Warrant.  If the per-share consideration payable to the Holder hereof for shares in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Company’s Board of Directors.  In all events,  appropriate adjustment (as determined in good faith by the Company’s Board of Directors) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Registered Holder after the transaction, to the end that the provisions of this Warrant shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of this Warrant.

4.5                               Redemption or Conversion of Common Stock.  In case all or any portion of the authorized and outstanding shares of Common Stock of the Company are redeemed or converted or reclassified into other securities or property pursuant to the Company’s Articles of Incorporation or otherwise, or the Common Stock otherwise ceases to exist, then, in such case, the Registered Holder, upon exercise hereof at any time after the date on which the Common Stock is so redeemed or converted, reclassified or ceases to exist (the “Stock Termination Date”), shall receive, in lieu of the number of Warrant Shares that would have been issuable upon such exercise immediately prior to the Stock Termination Date, the securities or property that would have been received if this Warrant had been exercised in full and the Common Stock received thereupon had been simultaneously converted immediately prior to the Stock Termination Date, all subject to further adjustment as provided in this Warrant.  Additionally, the Purchase Price shall be immediately adjusted to equal the quotient obtained by dividing (x) the aggregate Purchase Price of the maximum number of Warrant Shares for which this Warrant was exercisable immediately prior to the Stock Termination Date by (y) the number of Warrant Shares for which this Warrant is exercisable immediately after the Stock Termination Date, all subject to further adjustment as provided herein.

4.6                               Adjustment to the Purchase Price.

(a)                Holder shall pay to the Company the Additional Exercise Amount, subject to the Additional Exercise Amount Cap, as described in this Section 4.6.  The amount of the Additional Exercise Amount, if any, that shall be payable by the Holder shall be based on the Net Income achieved by the Company’s business for the one (1) year period beginning in the fiscal quarter in which this Warrant is exercised (the “Performance Period”).  By way of example only, if this Warrant is exercised on August 1, 2015, the Performance Period will begin on July 1, 2015 and end on June 30, 2016. The Additional Exercise Amount shall be paid by the Holder in cash in the same manner as the initial portion of the Purchase Price was paid or as otherwise agreed to by the parties;

(b)                The following terms shall have the meanings ascribed to such terms below:

“Additional Exercise Amount” shall mean an amount in cash equal to Net Income achieved by the Company for the Performance Period, subject to the Additional Exercise Amount Cap.

“Net Income” shall mean the net income for the Company, calculated in accordance with GAAP and consistent with the Company’s methodology of calculating net income as of the date of execution of this Warrant, and excluding the following items: the impact of goodwill or any other similar intangible assets; and any transfer of assets to or from any affiliate of the Company that is not on terms and conditions that would reasonably be expected to be received in an arm’s length transaction with a non-affiliate.

“Additional Exercise Amount Cap” shall mean an amount of cash equal to the difference between (i) the product of (A) the Book Value Per Share of Common Stock, calculated as of the Exercise Date and (B) 1.3, and (ii) the Initial Purchase Price.

(c)                The Company shall reach a determination of the amount of the Additional Exercise Amount, if any, due to the Company, and shall submit it, along with a detailed description of the Company’s calculation of such amount, no later than thirty (30) days following the end of the Performance Period.  Holder shall have thirty (30) days (the “Objection

Period”) following receipt of the Company’s determination in which to object to the Company’s determination by providing the Holder’s calculation of the Additional Exercise Amount (and the Company hereby agrees to provide to the Holder all information the Holder reasonably requests in order to provide its own calculation of the Additional Exercise Amount).  If Holder does not object to the Company’s calculation within the Objection Period, the Holder shall pay to the Company the Additional Exercise Amount within two (2) business days of the expiration of the Objection Period (if not paid earlier).

(d)                If the Company and the Holder are unable to reach agreement on the amount of the Additional Exercise Amount, as set forth in this Section 4.6, such amount shall be determined by an independent valuation firm experienced in valuing businesses such as the Company and jointly selected in good faith by the Company and the Holder.  Fees and expenses of the valuation firm shall be paid for in equal proportions by the Company and the Holder.

4.7                               Certain Redemption and Other Rights

(a)                Regulatory Issuance Failure. The Company shall give notice to Holder of a Regulatory Issuance Failure (a “Regulatory Issuance Failure Notice”) within two (2) Business Days of such failure, which shall include a brief description of such failure. Holder shall have the option, but not the obligation, on or within 20 days after the date on which Company shall have delivered a Regulatory Issuance Failure Notice, to demand redemption of this Warrant, in whole or in part, at the Redemption Price by notice to Company as described herein (the date on which the Holder demands redemption being the “Redemption Date”).

(b)                Redemption Price Procedures. In the case of a Regulatory Issuance Failure, within twenty (20) days of receipt of the Holder’s notice of redemption referred to in Section 4.7(a), the Company shall give notice to the Holder of the proposed Redemption Price, including a detailed description of the Company’s calculation of such amount,.  Holder shall have thirty (30) days (the “Redemption Objection Period”) following receipt of the Company’s notice in which to object to the Company’s determination by providing the Holder’s calculation of the Redemption Price (and the Company hereby agrees to provide to the Holder all information the Holder reasonably requests in order to provide its own calculation of the Redemption Price).  If Holder does not object to the Company’s calculation within the Redemption Objection Period, Holder shall be deemed to have agreed to the Redemption Price as submitted by the Company and the Company shall pay to the Holder the Redemption Price within two (2) Business Days of the expiration of the Redemption Objection Period (if not paid earlier). If the Company and the Holder are unable to reach agreement on the amount of the Redemption Price, as set forth in this Section

4.7, such amount shall be determined by an independent valuation firm experienced in valuing businesses such as the Company and jointly selected in good faith by the Company and the Holder.  Fees and expenses of the valuation firm shall be paid for in equal proportions by the Company and the Holder.

(c)                Cancellation of Warrant. Once purchased, redeemed or otherwise acquired by Company as set forth in this Section 4.7, this Warrant shall thereupon be canceled and retired.  The Warrant Agent shall cancel any Warrant surrendered for exercise or registration of transfer or exchange and deliver such canceled Warrant to Company.

(e)                Definitions. The following terms shall have the meanings ascribed to such terms below:

“Redemption Price” means a price per Warrant Share issuable under this Warrant equal to the difference of (a) the Fair Market Value of the Company per share on the Redemption Date less (b) the Initial Purchase Price per Warrant Share.

“Regulatory Issuance Failure” means, the failure of Company to issue the Warrant Shares to the Holder of any transferee due to the failure to obtain all requisite governmental and regulatory approvals required for the Company to issue the Warrant Shares within ten (10) Business Days from the date the Holder or any transferee requests deliver of the Warrant Shares.  For the avoidance of doubt, a Regulatory Issuance Failure shall not occur if a requisite governmental or regulatory approval applicable directly or indirectly to the Holder, including any such approval predicate on or related to information (financial or otherwise) to be provided by or related to Holder,  and which is unrelated in any way whatsoever to the Company and that is required for the Company to issue, or the Holder to receive, Warrant Shares, is not obtained.

5.                                      CERTIFICATE AS TO ADJUSTMENTS.  In each case of any adjustment in the Purchase Price, or number or type of shares issuable upon exercise of this Warrant, the Chief Financial Officer of the Company shall compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based, including a statement of the adjusted Purchase Price.  The Company shall promptly send (by facsimile and by either first class mail, postage prepaid or overnight delivery) a copy of each such certificate to the Registered Holder.

6.                                      LOSS OR MUTILATION.  Upon receipt of evidence reasonably satisfactory to the Company of the ownership of and the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to it, and (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will execute and deliver in lieu thereof a new Warrant of like tenor as the lost, stolen, destroyed or mutilated Warrant.

7.                                      RESERVATION OF COMMON STOCK.  The Company hereby covenants that at all times there shall be reserved for issuance and delivery upon exercise of this Warrant such number of Warrant Shares or other shares of capital stock of the Company as are from time to time issuable upon exercise of this Warrant and, from time to time, will take all steps necessary to amend, if necessary, its Articles of Incorporation to provide sufficient reserves of Warrant Shares issuable upon exercise of this Warrant.  All such shares shall be duly authorized, and when issued upon such exercise, shall be validly issued, fully paid and non-assessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale and free and clear of all preemptive rights, except encumbrances or restrictions arising under federal or state securities laws. Issuance of this Warrant shall constitute full authority to the Company’s officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for Warrant Shares of upon the exercise of this Warrant.

8.                                      TRANSFER AND EXCHANGE.  Subject to the terms and conditions of this Warrant and compliance with all applicable securities laws, this Warrant and all rights hereunder may be transferred to any Registered Holder’s parent, subsidiary or affiliate, or, if the Registered Holder is a partnership, to any partner of such Holder, in whole or in part, on the books of the Company maintained for such purpose at the principal office of the Company referred to above, by the Registered Holder hereof in person, or by duly authorized attorney, upon surrender of this Warrant properly endorsed and upon payment of any necessary transfer tax or other governmental charge imposed upon such transfer.  Upon any permitted partial transfer, the Company will issue and deliver to the Registered Holder a new Warrant or Warrants with respect to the Warrant Shares not so transferred.  Each taker and holder of this Warrant, by taking or holding the same, consents and agrees that when this Warrant shall have been so endorsed, the person in possession of this Warrant may be treated by the Company, and all other persons dealing with this Warrant, as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented hereby, any notice to the contrary notwithstanding; provided, however, that until a transfer of this Warrant is duly registered on the books of the Company, the Company may treat the Registered Holder hereof as the owner for all purposes.

9.                                      RESTRICTIONS ON TRANSFER.  The Holder, by acceptance hereof, agrees that, absent an effective registration statement filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) covering the disposition or sale of this Warrant or the Warrant Shares issued or issuable upon exercise hereof, as the case may be, and registration or qualification under applicable state securities laws, such Holder will not sell, transfer, pledge, or hypothecate any or all of this Warrant or such Warrant Stock, as the case may be, unless either (i) the Company has received an opinion of counsel, in form and substance reasonably satisfactory to the Company,  to the effect that such registration is not required in connection with such disposition or (ii) the sale of such securities is made pursuant to SEC Rule 144.

10.                               COMPLIANCE WITH SECURITIES LAWS. By acceptance of this Warrant, the Holder hereby represents,  warrants and covenants that it is an “accredited investor” as that term is defined under Rule 501 of Regulation D, that any shares of stock purchased upon exercise of this Warrant shall be acquired for investment only and not with a view to, or for sale in connection with, any distribution thereof; that the Holder has had such opportunity as such Holder has deemed adequate to obtain from representatives of the Company such information as is necessary to permit the Holder to evaluate the merits and risks of its investment in the Company; that the Holder is able to bear the economic risk of holding such shares as may be acquired pursuant to the exercise of this Warrant for an indefinite period;  that the Holder understands that the shares of stock acquired pursuant to the exercise of this Warrant will not be registered under the Securities Act (unless otherwise required pursuant to exercise by the Holder of the registration rights, if any, granted to the Registered Holder) and will be “restricted securities” within the meaning of Rule 144, in its current form, under the Securities Act and that the exemption from registration under Rule 144 will not be available unless the applicable holding periods have been satisfied and other terms and conditions of Rule 144 are complied with; and that all stock certificates representing shares of stock issued to the Holder upon exercise of this Warrant or upon conversion of such shares may have affixed thereto a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE.  THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.  THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

11.                               NO REGISTRATION RIGHTS. This Warrant shall not entitle the Registered Holder to any registration or similar rights with respect to this Warrant or the Warrant Shares issuable upon exercise of this Warrant.

12.                               NO RIGHTS OR LIABILITIES AS A STOCKHOLDER. This Warrant shall not entitle the Registered Holder to any voting rights or other rights or any liabilities as a stockholder of the Company.  In the absence of affirmative action by such Holder to purchase Warrant Shares by exercise of this Warrant, no provisions of this Warrant, and no enumeration herein of the rights or privileges of the Registered Holder hereof shall cause such Holder hereof to be a stockholder of the Company for any purpose.

13.                               REPRESENTATIONS AND WARRANTIES OF THE COMPANY.  The Company hereby represents and warrants to Holder that:

13.1                        Due Authorization; Consents.  All corporate action on the part of the Company, its officers, directors and stockholders necessary for (a) the authorization, execution and delivery of, and the performance of all obligations of the Company under, this Warrant, and (b) the authorization, issuance, reservation for issuance and delivery of all of the Warrant Shares issuable upon exercise of this Warrant, has been duly taken.  This Warrant constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

13.2                        Organization.  The Company is a corporation duly organized and validly existing under the laws of the State of California and has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as currently proposed to be conducted.

14.                               NOTICES.  Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when received when sent by facsimile at the address and number set forth below; (c) three business days after deposit in the U.S. mail with first class or certified mail receipt requested postage prepaid and addressed to the other party as set forth below; or (d) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

To the Company:	To the Holder:
Impac Mortgage Corp.	Macquarie Alpine Inc. 125 West 55th Street New York, New York 10019 Attn: FICC MCIMI

19500 Jamboree Road
Irvine, CA 92612
Attn: Ron Morrison

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication.  A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 14 by giving the other party written notice of the new address in the manner set forth above.

15.                               HEADINGS.  The headings in this Warrant are for purposes of convenience in reference only, and shall not be deemed to constitute a part hereof.

16.                               LAW GOVERNING. This Warrant shall be construed and enforced in accordance with, and governed by, the laws of the State of California, with regard to conflict of law principles of such state.

17.                               NO IMPAIRMENT.  The Company will not, by amendment of its Articles of Incorporation or bylaws, or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Warrant against impairment.  Without limiting the generality of the foregoing, the Company (a) will not increase the par value of any shares of stock issuable upon the exercise of this Warrant above the amount payable therefor upon such exercise, and (b) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares upon exercise of this Warrant.

18.                                                                               NOTICES OF RECORD DATE.  In case:

18.1                        The Company shall take a record of the holders of its Common Stock (or other stock or securities at the time receivable upon the exercise of this Warrant), for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities or to receive any other right; or

18.2                        of any consolidation or merger of the Company with or into another corporation, any capital reorganization of the Company, any reclassification of the capital stock of the Company, or any conveyance of all or substantially all of the assets of the Company to another corporation in which holders of the Company’s stock are to receive stock, securities or property of another corporation; or

18.3                        of any voluntary dissolution, liquidation or winding-up of the Company; or

18.4                      of any redemption or conversion of all outstanding Common Stock; then, and in each such case, the Company will mail or cause to be mailed to the Registered Holder a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend,  distribution or right, or (ii) the date on which such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation, winding-up, redemption or conversion is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock or (such stock or securities as at the time are receivable upon the exercise of this Warrant), shall be entitled to exchange their shares of Common Stock (or such other stock or securities), for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up.  The Company shall use all reasonable efforts to ensure such notice shall be delivered at least thirty (30) days prior to the date therein specified.

19.                               SEVERABILITY. If any term, provision, covenant or restriction of this Warrant is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Warrant shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

20.                               COUNTERPARTS. For the convenience of the parties, any number of counterparts of this Warrant may be executed by the parties hereto and each such executed counterpart shall be, and shall be deemed to be, an original instrument.

21.                               SATURDAYS, SUNDAYS AND HOLIDAYS.  If the Expiration Date falls on a Saturday, Sunday or legal holiday, the Expiration Date shall automatically be extended until 5:00 p.m. PST the next Business Day.

22.                               ENTIRE AGREEMENT. This Warrant contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Warrant, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Warrant are hereby merged herein.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the Company and the Holder have caused this Second Amended and Restated Warrant to be duly executed as of the 19th day of June, 2015.

IMPAC MORTGAGE CORP.

By:
Its:

MACQUARIE ALPINE INC.

By:
Its:

EXHIBIT A

NOTICE OF
EXERCISE

(To be executed upon exercise of Warrant)

To: Impac Mortgage Corp.

The undersigned hereby irrevocably elects to exercise the right of purchase represented by the within Warrant Certificate for, and to purchase thereunder, the securities of the Company, as provided for therein, and tenders herewith payment of the exercise price in full in the form of cash or a certified or official bank check in same-day funds in the amount of $                  for such securities.

Please issue a certificate or certificates for such securities in the name o£, and pay any cash for any fractional share to (please print name, address and social security number):

Name:

Address:

Signature:

Note: The above signature should correspond exactly with the name on the first page of this Warrant

Certificate or with the name of the assignee appearing in the assignment form below.

If said number of shares shall not be all the shares purchasable under the within Warrant Certificate, a new Warrant Certificate is to be issued in the name of said undersigned for the balance remaining of the shares purchasable thereunder rounded up to the next higher whole number of shares.

A-1

EXHIBIT B

ASSIGNMENT

(To be executed only upon assignment of Warrant Certificate)

For value received, hereby sells, assigns and transfers unto the within Warrant Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint, attorney, to transfer said Warrant Certificate on the books of the within-named Company with respect to the number of Warrants set forth below, with full power of substitution in the premises:

Name(s}of Assignee(s)	Address	#of Warrants

And if said number of Warrants shall not be all the Warrants represented by the Warrant Certificate, a new Warrant Certificate is to be issued in the name of said undersigned for the balance remaining of the Warrants registered by said Warrant Certificate.

Dated:

Signature:

Notice:  The signature to the foregoing Assignment must correspond to the name as written upon the face of this security in every particular, without alteration or any change whatsoever; signature(s) must be guaranteed by an eligible guarantor institution  (banks, stock brokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program) pursuant to Securities and Exchange Commission Rule 17 Ad-15.

B-1

EXHIBIT J

AMENDMENT NO. 1 TO EXCLUSIVITY AGREEMENT

This Amendment No. 1 to Exclusivity Agreement (the “Amendment”) is made as of the 19th day of June, 2015, by and between Meadowlark Capital, LLC, a Delaware limited liability company (“Company”), and Impac Mortgage Corp., a California corporation (the “Mortgage Originator”).

WHEREAS, the Company and the Mortgage Originator are parties to that certain Exclusivity Agreement (the “Exclusivity Agreement”), dated as of September 10, 2014; and

WHEREAS, the Company and the Mortgage Originator desire to amend the Exclusivity Agreement.

NOW THEREFORE, in consideration of the mutual promises of the parties set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                      The Exclusivity Agreement is amended to the following effect:

(a)                                 Section 1.1 is amended to include the following definitions:

“Borrowers”  means Mortgage Originator, Impac Mortgage Holdings, Inc. and Impac Warehouse Lending, Inc.

“Lender” means Macquarie Alpine Inc.

“Loan Agreement” means that certain Loan Agreement dated June 19, 2015 by and among Borrowers and Lender.

“Maturity Date” means the date the Term Loan is paid or becomes due and payable pursuant to the terms of the Loan Agreement whether at stated maturity, by acceleration, by prepayment, or otherwise.

“Term Loan” means that loan in the principal amount of thirty million dollars ($30,000,000), and any increases in the principal amount thereof further to the terms of the Loan Agreement, lent by Lender to Borrowers further to the Loan Agreement.

(b)                                 Section 6.1(a)(i) is amended to read in full as follows:

“(i) that day which is ninety (90) days after the Maturity Date, or”

Except as expressly amended hereby, all other terms and conditions of the Exclusivity Agreement shall remain in full force and effect.

2.                                      This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which when taken together shall constitute one and the same instrument.  A facsimile transmission by a party of a signed signature page hereof shall have the same effect as delivery by such party of a manually executed original counterpart hereof.

IN WITNESS WHEREOF, the parties hereto have signed this Amendment as of the day and year first above written.

Meadowlark Capital, LLC,
a Delaware Limited Liability Company

Name:
Title:

Impac Mortgage Corp.,
a California corporation

Name:
Title:

EXHIBIT K

AMENDMENT NO. 1 TO SERVICES AGREEMENT

This Amendment No. 1 to Services Agreement (the “Amendment”) is made as of the 19th day of June, 2015, by and between Macquarie Credit Investment Management Inc., a Delaware corporation (“Investment Manager”), and Impac Mortgage Corp., a California corporation (the “Mortgage Advisor”).

WHEREAS, the Investment Manager and the Mortgage Advisor are parties to that certain Services Agreement (the “Services Agreement”), dated as of September 10, 2014; and

WHEREAS, the Investment Manager and the Mortgage Advisor desire to amend the Services Agreement.

NOW THEREFORE, in consideration of the mutual promises of the parties set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

3.                                      The Services Agreement is amended  to the following effect:

(a)                                 Section 1.1 is amended to include the following definitions:

“Borrowers”  means Mortgage Advisor, Impac Mortgage Holdings, Inc. and Impac Warehouse Lending, Inc.

“Lender” means Macquarie Alpine Inc.

“Loan Agreement” means that certain Loan Agreement dated June 19, 2015 by and among Borrowers and Lender.

“Maturity Date” means the date the Term Loan is paid or becomes due and payable pursuant to the terms of the Loan Agreement whether at stated maturity, by acceleration, by prepayment, or otherwise.

“Term Loan” means that loan in the principal amount of thirty million dollars ($30,000,000), and any increases in the principal amount thereof further to the terms of the Loan Agreement, lent by Lender to Borrowers further to the Loan Agreement.

(b)                                 The definition entitled “Term” located in Section 1.1 is amended to read in full as follows:

“Term” means the period commencing on the Effective Date and terminating on the earlier of (a) that day which is ninety (90) days after the Maturity Date, or (b) the termination of this Agreement as provided in Article III.

(c)                                  Section 4.1(b) is amended to read in full as follows:

“If this Agreement is terminated pursuant to Section 3.2 or Section 3.3, or Section 3.4 (subject to the provision set forth in the following sentence), the Mortgage Advisor shall receive all accrued and unpaid Advisor Fee and unreimbursed Reimbursable Expenses through the effective date of termination. If the Exclusivity Agreement is terminated pursuant to Section 6.1(a)(vi) or (vii) therein, the Mortgage Advisor shall receive all accrued and unpaid Advisor Fee and unreimbursed Reimbursable Expenses through the effective date of termination and the Investment Manager shall pay to Mortgage Advisor an amount equal to the Advisor Fee earned over the three month period prior to the termination date plus $1,000,000.”

Except as expressly amended hereby, all other terms and conditions of the Services Agreement shall remain in full force and effect.

4.                                      This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which when taken together shall constitute one and the same instrument.  A facsimile transmission by a party of a signed signature page hereof shall have the same effect as delivery by such party of a manually executed original counterpart hereof.

(SIGNATURES ON THE FOLLOWING PAGE)

IN WITNESS WHEREOF, the parties hereto have signed this Amendment as of the day and year first above written.

Macquarie Credit Investment Management Inc.,
a Delaware corporation

Name:
Title:

Impac Mortgage Corp.,
a California corporation

Name:
Title:

EXHIBIT L

MATTERS TO BE COVERED IN
OPINION OF COUNSEL TO THE LOAN PARTIES

1.         Each Loan Party being validly existing and in good standing.

2.         Each Loan Party having requisite power and authority to execute, deliver and perform its obligations under the Loan Documents.

3.         Due authorization and execution of the Loan Documents and such Loan Documents being valid, binding and enforceable.

4.         No conflicts with charter documents, laws or other agreements.

5.         All consents of filings required to execute, deliver and perform each Loan Party’s obligations under the Loan Documents having been obtained.

6.         Creation and perfection of security interests under the Uniform Commercial Code.

7.         No Loan Party is registered or required to register as an “investment company” under the Investment Company Act of 1940, as amended.